Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

SPECTRUM GLOBAL SOLUTIONS, INC., and

WAVETECH GmbH

DATED AS OF JULY 15, 2019

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (together with all Schedules and Exhibits, this “Agreement”), dated as of July 15, 2019, is entered into by and among WAVETECH GmbH., a German corporation, its subsidiaries and its and their respective affiliated entities (collectively, the “Company” or “WaveTech”), and SPECTRUM GLOBAL SOLUTIONS INC., a Nevada corporation (the “Buyer”). The Company and Buyer are each referred to herein as a “Party” and collectively as, the “Parties”.

WHEREAS, the stockholders of the Company (the “Sellers”) are, in the aggregate, the record and beneficial owners of all of the issued and outstanding common stock of the Company (collectively, the “WaveTech Shares”); and

WHEREAS, Buyer desires to purchase from Sellers all of the WaveTech Shares on the terms and subject to the conditions contained in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the above recitals with and into this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Accounting Principles” means the following:

(a) With respect to the Buyer, accounting principles, policies, procedures, bases, practices and methods, classifications, judgments and valuation and estimation methodologies in the order of priority they appear:

(i) GAAP in effect as of the Closing Date; and

(ii) those used in the preparation of the Buyer Financial Statements to the extent consistent with GAAP in effect as of the Closing Date; and

(b) With respect to the Company, accounting principles, policies, procedures, bases, practices and methods, classifications, judgments and valuation and estimation methodologies in the order of priority they appear:

(i) HGB in effect as of the Closing Date; and

(ii) those used in the preparation of the Company Financial Statements to the extent consistent with HGB in effect as of the Closing Date.

“Affiliate” of a specified Person means any other Person, which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” is defined in the Preamble.

“Alternative Transaction” is defined in Section 6.2.

“Annual Company Financial Statements” is defined in Section 4.8(a).

“Anti-Corruption Laws” means all Laws in any country where the Company does business related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption, and any implementing legislation promulgated pursuant to such conventions; and in the United Kingdom, the Bribery Act 201l and in the United States, the Foreign Corrupt Practices Act;

“Anti-Terrorism and Anti-Money Laundering Laws” means all Laws in any part of the world where the Company does business related to terrorism or money laundering, including the European Union Money Laundering Directives; in the United Kingdom, the Money Laundering Regulations 2007, the Proceeds of Crime Act 2002, the Serious Organized Crime and Police Act 2005, the Anti-Terrorism, Crime and Security Act 2001; in the United States, the Executive Orders, statutes and implementing regulations establishing trade and economic sanctions programs enforced by OFAC or pursuant to the Bank Secrecy Act of 1970 and the PATRIOT Act of 2001.

“Assignment Agreement” is the form of agreement set forth as Schedule 1.1(a).

“Assignment Agreement Shares” is defined in Section 2.2.

“Business” means any business performed, conducted or proposed to be conducted, in each case presently and/or as of Closing, by the Company or the Buyer, as applicable.

“Buyer” is defined in the Preamble.

“Buyer Affiliate Transactions” is defined in Section 5.22.

“Buyer Annual Financial Statements” is defined in Section 5.8(a).

“Buyer Assets” is defined in Section 5.11(c).

“Buyer Closing Debt” means all Debt outstanding as of the Closing Date.

“Buyer Disclosed Litigation” is defined in Section 5.15.

“Buyer Employee” is defined in Section 5.16(a).

“Buyer Financial Statements” is defined in Section 5.8(a).

“Buyer Insurance Policies” is defined in Section 5.21.

“Buyer Key Customers” is defined in Section 5.12(c).

“Buyer Key Suppliers” is defined in Section 5.12(c).

“Buyer Leased Real Property” is defined in Section 5.11(b).

“Buyer Leases” is defined in Section 5.11(b).

“Buyer Material Contracts” is defined in Section 5.12(a).

“Buyer Permits” is defined in Section 5.14(b).

“Buyer Regulatory Consents and Notices” is defined in Section 5.7(b).

“Buyer Third Party Consents” is defined in Section 5.7(b).

“Buyer’s Knowledge” means the actual knowledge of Buyer and those employees of Buyer who have worked on the transactions contemplated by this Agreement, in each case with such additional knowledge as such Person would acquire after having undertaken reasonable due inquiry.

“Bylaws” means, with respect to a specified Person, the bylaws or rules of self-governance (or other similar document) and all amendments thereto adopted by such specified Person, in each case as in full force and effect from time to time.

“Cash” means the aggregate amount of cash on hand and in banks (net of any bank overdrafts), cash equivalents, certificates of deposit, marketable securities and short term investments, as adjusted for any deposits in transit, outstanding checks, security deposits which are assets of the Company and cash collateral accounts.

“Charter” means, with respect to a specified Person, the articles or certificate of incorporation, articles of association (or other documents of formation) and all amendments thereto adopted by such specified Person, in each case as in full force and effect from time to time.

“Claim” means any suit, action, investigation, allegation, proceeding, inquiry or other claim or legal or administrative proceeding.

“Closing” is defined in Section 3.1.

“Closing Cash” means all Cash held by the Company as of the Closing Date.

“Closing Date” is defined in Section 3.1.

“Closing Percentage” is defined in Section 2.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Affiliate Transactions” is defined in Section 4.22.

“Company Assets” is defined in Section 4.11(c).

“Company Benefit Plan” means: (a) any employment, change in control, retention, severance or similar contract or arrangement (whether or not written) or any plan (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any Foreign Plan), policy, practice, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits), whether written or oral, that is maintained, administered, sponsored or contributed to, by, or required to be contributed by the Company, or with respect to which the Company could otherwise have any liability or obligation, whether direct or indirect, absolute or contingent; and (b) any defined benefit pension plan in respect of which the Company or any ERISA Affiliate could incur liability whether direct or indirect, absolute or contingent.

“Company Business Technology” means all computer systems, telecommunication systems, Software and hardware owned, used, or held for use by the Company in or in connection with the Business.

“Company Disclosed Litigation” is defined in Section 4.15(a).

“Company Employee” is defined in Section 4.16(a).

“Company Financial Statements” is defined in Section 4.8(a).

“Company Insurance Policies” is defined in Section 4.21.

“Company Intellectual Property” means all of the Intellectual Property owned, used, or held for use by the Company in or in connection with the Business and all other Intellectual Property, in each case, that is necessary to conduct the Business.

“Company Interim Financial Statements” is defined in Section 4.8.

“Company Key Customers” is defined in Section 4.12(c).

“Company Key Suppliers” is defined in Section 4.12(c).

“Company Leased Real Property” is defined in Section 4.11(b).

“Company Leases” is defined in Section 4.11(b).

“Company Material Contracts” is defined in Section 4.12(a).

“Company Permits” is defined in Section 4.14(b).

“Company Regulatory Consents and Notices” is defined in Section 4.7(b).

“Company Third Party Consents” is defined in Section 4.7(b).

“Company’s Knowledge” means the actual knowledge of those employees of the Company who have worked on the transactions contemplated by this Agreement, in each case with such additional knowledge as such Person would acquire after having undertaken reasonable due inquiry.

“Contracts” means understandings, agreements, commitments, obligations, arrangements, indentures, undertakings, deeds, mortgages, options, loans, Leases or licenses, written or oral.

“Copyrights” means copyrights, whether or not registered (including those in Software and websites), and copyrightable works.

“Debt” means, all of the following, whether issued to, extended to, applicable to, incurred by, or a contractual obligation of, a Person: (a) all obligations for borrowed money or in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of such Person (for clarity, excluding unfunded letters of credit), whether secured or unsecured, whether or not represented by bonds, debentures, notes or other securities, and whether owing to banks, financial institutions or otherwise; (b) all indebtedness of such Person created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property); (c) all indebtedness of a Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien; (d) all obligations under Leases which shall have been or must be, in accordance with GAAP, recorded as capital Leases in respect of which a Person is liable as lessee; (e) all obligations under interest rate protection agreements (valued on a market quotation basis); (f) all obligations secured by a perfected lien or non-appealable judgment; (g) all indebtedness or obligations of the types referred to herein of a third Person secured by any Claim on any assets of a Person, even though such Person has not assumed or otherwise become liable for the payment thereof; (h) any guaranty of a third Person in connection with any of the foregoing, even though a Person has not assumed or otherwise become liable for the payment thereof; (i) all indebtedness to equity or other security holders, payment obligations with respect to stock appreciation rights, phantom stock obligations and similar obligations; (j) indebtedness between a Person and any of its Affiliates; and (k) any interest, fees and other expenses owed related to any of the foregoing, including prepayment premiums or penalties, consent fees, or other amounts with respect to such indebtedness becoming due as a result of the Transactions; but, in all cases, excluding Transaction Expenses.

“Disclosure Schedules” means the schedules delivered by the Parties pursuant to this Agreement.

“Due Date” means the applicable date by which a Person is required to file a particular Tax Return, taking into account all applicable extensions.

“EAR” is defined in the definition of “U.S. Export Controls”.

“Enforceability Exceptions” is defined in Section 4.2.

“Environmental Rule” means any Law that relates to Hazardous Substances, pollution, restoration, or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota), and natural resources, including any Law relating to the generation, use, processing, treatment, storage, release or threatened release, transport, handling, presence, recycling, or disposal of, or exposure to Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder, as any of the same may be amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Company would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Excluded Taxes” means Taxes that are specifically reflected as a liability or reserve for Tax liabilities.

“Executive Closing Bonuses” means bonuses to be paid prior to the Closing Date to the Persons, and in such amounts as, identified in Schedule 1.1(b).

“Financial Reference Date” means December 31, 2018.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis, as historically applied by the Buyer; in no event shall any change to GAAP occurring after the date of this Agreement have any application to this Agreement or to any calculations made (or to be made) under this Agreement.

“Governmental Authority” or “Governmental Authorities” means any federal, state, provincial, county, municipal, regional or local government, foreign or domestic, or any political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court or other similar body or quasi-governmental body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or other political subdivision thereof.

“Hazardous Substance” means any substance, pollutant, contaminant, chemical, oil, material of environmental concern, constituent, or toxic or hazardous substance or waste the generation, use, processing, treatment, storage, release, transport or disposal of which is defined by any Environmental Rule; all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substance, including any industrial process or pollution control waste (whether or not hazardous within the meaning of the Resource Conservation and Recovery Act, as amended) which could pose a hazard to the environment or the health and safety of any Person, or impair the use or value of any portion of the Leased Real Property or any other property, including asbestos or asbestos-containing materials, radioactive materials, and polychlorinated biphenyls.

“HGB” means German generally accepted accounting principles, applied on a consistent basis, as historically applied by the Company; in no event shall any change to HGB occurring after the date of this Agreement have any application to this Agreement or to any calculations made (or to be made) under this Agreement.

“Holder Percentage” is described in Section 2.4.

“Holder’s Post-closing SGSI Shares” is defined in Section 2.4.

“Initial SGSI Closing Shares” is defined in Section 2.3.

“Intellectual Property” means all intellectual property of any kind or nature, including all U.S. and foreign: (a) Marks; (b) Patents; (c) Copyrights; (d) mask works; (e) Trade Secrets; (f) Software; (g) rights in privacy and personal information; (h) all registrations, applications and renewals for any of the foregoing; and (i) all rights in any of the foregoing.

“Interim Company Financial Statements” is defined in Section 4.8(a).

“IRS” means the United States Internal Revenue Service.

“ITAR” is defined in the definition of “U.S. Export Controls”.

“Law” or “Laws” means, at the applicable time, each provision of any then currently existing federal, state, regional, provincial, local or foreign laws, including any statute, standard, ordinance, act, code, order, rule, regulation, constitutional provision, decree, convention, promulgation or common law (including Environmental Rules) of any Governmental Authority, and each term of any order, judgment, award, ruling or decree then currently existing of any court, arbitrator or tribunal of any Governmental Authority (including the United States Patent and Trademark Office).

“Liens” means any and all liens, charges, mortgages, pledges, easements, encumbrances, security interests, matrimonial or community interests, tenancy by the entirety Claims, adverse Claims, or any other title defects or restrictions of any kind.

“Marks” means trademarks, service marks, trade dress, domain names, logos, slogans, trade names, corporate names, and other similar designations of source or origin, together with all goodwill connected with or symbolized by any of the foregoing.

“Material Adverse Effect” means any event, change, circumstance or effect that is materially adverse to the business, financial condition, assets, operations, liabilities or results of operations of Buyer or the Company, as applicable taken as a whole, excluding, however, any event, change, circumstance or effect resulting or arising solely from: (a) changes in business or economic conditions affecting the United States or global economy or capital or financial markets generally or changes in conditions in the industries in which Buyer or the Company operates; (b) effects or changes related to or resulting from any event as to which Buyer or the Company, as applicable, has provided written consent hereunder (provided that such consent is not the result of any material misstatement or omission by Buyer or the Company); (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) financial, banking, or securities markets (including any suspension or disruption thereof and any decline in the price of any security or any market index); (e) changes in accounting requirements, GAAP, HGB or Law, or in each case, in the interpretation thereof, after the date hereof; (f) any natural disaster or act of God; or (g) the announcement or consummation of the Transactions or any actions by any Party taken pursuant to this Agreement or any actions taken by the Company at the request of Buyer or by Buyer at the request of the Company (provided that such actions taken are not the result of any material misstatement or omission by Buyer or the Company); provided, however, that any event, fact, condition, effect or change listed in clause (a), (b), (c), (d), (e), or (f) that impacts Buyer or the Company in a manner materially disproportionate to the impact on other companies in the industry in which Buyer or the Company operates will not be excluded.

“Maximum SGSI Closing Shares” is defined in Section 2.2.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Ordinary Course of Business” means the ordinary course of business of Buyer or the Company, as applicable, consistent with past practices.

“Party” or “Parties” have the meanings provided in the Preamble.

“Patents” means patents and patent applications, and any continuations, divisionals, continuations-in-part, renewals, reissues, revisions, extensions, and reexaminations thereof.

“Pay-Off Documents” means: (a) payoff letters or other reasonable documentation for the repayment of all Buyer Closing Debt, in a form reasonably acceptable to Buyer, which shall indicate that the applicable lenders of the Buyer Closing Debt have agreed to release immediately any Liens on the assets and property of the Company, including the redelivery of any stock certificates held pursuant to any such terminated stock pledge agreements; and (b) statements of satisfaction in full from any recipient of any Transaction Expenses or other reasonable documentation evidencing same.

“Permitted Lien” means: (i) statutory Liens for current Taxes not yet due and payable; (ii) Liens being contested in good faith by appropriate procedures and for which appropriate reserves have been reflected in the Company Financial Statements or Buyer Financial Statements in accordance with GAAP; (iii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business; (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (v) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (vi) purchase money liens securing rental payments under capital lease arrangements identified in the Disclosure Schedules that do not require pay-off prior to Closing; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation not yet due and payable; (viii) Liens that secure any Debt of Buyer or any Buyer Affiliate or the Company or any Company Affiliate and will be terminated or released at Closing; or (ix) Liens set forth on Schedule 1.1(c) of the Disclosure Schedules or the Buyer Disclosure Schedules, as applicable.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any Governmental Authority or other legal entity or organization of any kind.

“Poel Employment Agreement” means the agreement between the Buyer and Silas Poel in the form set forth in Schedule 1.1(d).

“Post-Closing Taxes” means (i) any and all Taxes imposed on the Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (determined in accordance with Section 3.1; and (ii) all Excluded Taxes; provided, however, that Post-Closing Taxes shall not include any Pre-Closing Taxes.

“Post-Closing Note” is defined in Section 4.5(e).

“Pre-Closing Notes” is defined in Section 4.5(d)

“Pre-Closing Note Shares” is defined in Section 2.2.

“Pre-Closing Period” is defined in Section 6.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Tax Period.

“Pre-Closing Taxes” means, without duplication: (a) any and all Taxes of or imposed on the Company for any and all Pre-Closing Tax Periods; (b) any and all Taxes of or imposed on the Company for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 3.1; (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law); and (d) any and all Taxes required to be deducted and withheld with respect to payments made by Buyer to Sellers (or by the Company to Seller) pursuant to applicable U.S. federal, state or local Tax Laws in connection with the Transactions; provided, however, that “Pre-Closing Taxes” shall not include Excluded Taxes.

“Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Authority or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Law, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

“Purchase Price” means either the Maximum Purchase Price or the Initial Purchase Price.

“Sellers” is defined in the Preamble.

“Series C Preferred Stock” is defined in Section 2.5.

“SGSI Closing Shares” is defined in Section 0.

“SGSI Common Shares” means shares of common stock of SGSI, par value $0.0001 per share.

“SGSI Series B Shares” means shares of Series B Preferred Stock of Buyer, par value $0.0001 per share.

“Software” means computer software and software systems (whether in source code, object code, or other form), and including data, databases, compilations, and related documentation and technology.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Tax” or “Taxes” means any and all: (a) taxes, charges, withholdings, fees, levies, imposts, duties, and other like governmental fees, assessments or charges in the nature of taxes, imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, capital gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws); (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability (including bulk transfer or similar Laws), operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Return” means any return, declaration, form, report, informational return (including all Forms 1099) or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” or “Tax Authorities” means, with respect to any Tax or Tax Return, any Governmental Authority exercising Tax authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection or assessment of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Termination” is defined in Section 2.1(a).

“Trade Secrets” means trade secrets and all other confidential or proprietary information and know-how (including ideas, inventions, discoveries, processes, techniques, methods, designs, research and development information, specifications, proposals, financial, business and marketing plans, and customer and supplier lists).

“Transaction Expenses” means: (i) all severance, retention, change of control or similar payments, other than Executive Closing Bonuses (to the extent paid prior to the Closing), payable by the Company in connection with the Transactions, and all Taxes due and payable by the Company with respect thereto (including the employer portion of payments due under the Federal Insurance Contributions Act and Medicare Taxes); (ii) all of the unpaid fees, expenses and other similar amounts for the provision of services prior to the Closing that have been or are expected to be incurred on behalf of the Company or Sellers on or prior to the Closing Date in connection with or arising from the Transactions; and (iii) any fees of Sellers’ counsel, brokers or finders, accountants, investment bankers and other professional advisors and any fees paid or payable to any Governmental Authority or other Person, limited, however, to obligations of the Company or Sellers or for obligations for which Buyer could become liable in any manner resulting from, and specifically with respect to, the consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement, including, for the avoidance of doubt, the purchase and sale of the WaveTech Shares in accordance with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.1.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“U.S. Export Controls” means United States export control Laws, including the International Traffic in Arms Regulations (“ITAR”) and Export Administration Regulations (“EAR”), which govern the export and re-export of U.S.-origin products, services and technology, as well as products, services and technology subject to U.S. jurisdiction.

“Valand Employment Agreement” means the agreement between the Buyer and Dag Valand in the form set forth in Schedule 1.1(g).

“Voting Agreement” means the agreement between the Buyer, Roger Ponder, Keith Hayter, Dag Valand and Silas Poel in the form set forth in Schedule 1.1(h).

“WaveTech Shares” means all of the issued and outstanding shares of stock of the Company.

1.2 Interpretation. In this Agreement (unless the context requires otherwise):

(a) All references to statutory provisions shall be construed as meaning and including references to: (i) any statutory modification, consolidation or re-enactment made after the date of this Agreement and in full force and effect; (ii) all statutory instruments or orders made pursuant to a statutory provision; and (iii) any statutory provision of which these statutory provisions are a consolidation, re-enactment or modification;

(b) Words denoting the singular shall include the plural and words denoting any gender shall include all genders;

(c) Headings, subheadings, titles, subtitles to Articles, Sections, sub-sections, clauses and paragraphs are for information only, and shall not form part of the operative provisions of this Agreement or the annexures hereto and shall be ignored in construing the same;

(d) References to recitals, Sections, Articles, clauses, schedules or exhibits are, unless the context otherwise requires, references to recitals, Sections, articles, clauses, schedules and exhibits to this Agreement;

(e) The words “include” and “including” are to be construed without limitation;

(f) The term “hereof,” “herein,” “hereto,” “hereunder,” or similar expressions used in this Agreement mean and refer to this Agreement and not to any particular Section in this Agreement;

(g) All references to any Contracts, documents or other instruments include (subject to all relevant approvals) a reference to such Contract, document or instrument as amended, supplemented, substituted, novated, or assigned from time to time;

(h) The word “or” is not exclusive and is deemed to have the meaning “and/or”;

(i) All references to payments in this Agreement shall be payments in U.S. dollars; and

(j) Any capitalized term used but not defined in a Schedule or Exhibit to this Agreement shall have the meaning set forth in this Agreement.

Article II
SALE, PURCHASE AND PURCHASE PRICE

2.1 Sale and Purchase.

(a) For purposes of this Agreement, and assuming the completed acquisition of the Company and all of its assets and subsidiaries, the parties acknowledge and agree that the Buyer and the Company shall have a combined value of $120,000,000. The acquisition of the Company shall be effected through a sale and exchange of shares and a capital investment by the Company of an amount equal to $3,000,000, of which $1,664,106.00 shall be paid to the Buyer by the Company on the date hereof, and the balance shall be paid to the Buyer at Closing. If for any reason this Agreement is terminated prior to Closing (“Termination”), the Buyer shall be obligated to return the $1,664,106.00 to the Company, together with simple interest at the rate of eight percent (8%) per annum accruing from the date of Termination, in two installments, the first of which shall be in the amount of $300,000 plus accrued interest on the 60th day following the date of Termination, and the second of which shall be in the amount of $1,334,106.00 plus accrued interest, on the first anniversary of the date of Termination. Such obligation by Buyer shall be secured by a pledge by Buyer of all of its assets, and at any time following Termination Company is authorized to file a UCC-1 financial statement to perfect its security interest. The Company shall have the right, but not the obligation, to convert all or any part of such obligation into shares of Buyer Common Stock at the same valuation at which the Assignment Agreement Shares are issued pursuant hereto.

(b) Subject to the satisfaction of the conditions precedent set forth in Section 3.2 and Section 3.4, on the Closing Date, (a) each Seller who as executed an Assignment Agreement shall sell, transfer and assign to Buyer all of the Seller’s right, title and interest in and to the Seller’s WaveTech Shares, in exchange for the payment by Buyer of the Seller’s share of the Purchase Price, and (b) Buyer shall purchase and take delivery of the WaveTech Shares from Seller. The WaveTech Shares shall be sold, transferred and delivered to Buyer by Sellers at the Closing free and clear of any and all Liens.

2.2 Maximum SGSI Closing Shares. The maximum number of shares of Buyer Common Stock issuable by Buyer as consideration for the sale and transfer of 100% of the issued and outstanding WaveTech Shares and conversion of the Pre-Closing Notes shall be the number of whole SGSI Common Shares (the “Maximum SGSI Closing Shares”) determined by the following formula:

$90,000,000/$0.15 (subject to adjustment for any stock splits, dividends, or similar occurrences which take effect between the date hereof and the date of issuance of such shares)

Of the Maximum SGSI Closing Shares, the number of whole SGSI Common Shares issuable to the holders of the Pre-Closing Notes shall be referred to as the “Pre-Closing Note Shares”) and the balance shall be referred to as the “Assignment Agreement Shares.”

2.3 Initial SGSI Closing Shares. In the event the Assignment Agreements presented by the Company at Closing represent, in the aggregate, over 51% but less than 100% of the issued and outstanding WaveTech Shares as of the Closing Date (the “Closing Percentage”), then the initial aggregate number of SGSI Common Shares issuable by Buyer at the Closing as consideration for the Closing Percentage of WaveTech Shares sold at Closing and conversion of the Pre-Closing Notes shall be the number of whole SGSI Common Shares (the “Initial SGSI Closing Shares”) determined by the following formula:

[(Assignment Agreement Shares)(Closing Percentage)] + Pre-Closing Note Shares

2.4 Purchases Following Closing. In the event Section 2.3 is applicable, for a period commencing the Closing Date and ending March 31, 2020, Buyer shall accept an Assignment Agreement tendered by any holder of WaveTech Shares and issue to such holder the number of whole SGSI Common Shares (the “Holder’s Post-Closing SGSI Shares”) determined by the following formula:

(Assignment Agreement Shares) x (Holder Percentage)

Where the “Holder Percentage” is determined by dividing the total number of WaveTech Shares sold by the holder under its Assignment Agreement by the total number of WaveTech Shares issued and outstanding as of the Closing Date.

2.5 Series C Preferred Stock. The Buyer and Company hereby agree that in lieu of SGSI Common Shares, the Buyer and Company may mutually agree that the Maximum SGSI Closing Shares (or the Initial SGSI Closing Shares, in the event Section 2.3 is applicable) consist of shares of Series C Preferred Stock of the Buyer, with the terms set forth in the Certificate of Designation, Preferences, Rights and Other Rights of Series C Preferred Stock of Spectrum Global Solutions, Inc. in the form attached as Schedule 2.5 (the “Series C Preferred Stock”).

Article III
CLOSING

3.1 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036, at 10:00 a.m., New York time, on the fifth (5th) calendar day following the satisfaction or waiver of the conditions set forth in Section 3.3 (other than those conditions that by their terms must be satisfied on the Closing Date), or at such other place and on such other date and at such other time as Buyer, the Company and Sellers shall mutually agree (such date on which the Closing occurs, the “Closing Date”). The Closing may be conducted by mail, courier or electronic means. The Closing shall be deemed to have been consummated at 12:01 am on the Closing Date.

3.2 Closing Deliverables.

(a) Buyer shall deliver or cause to be delivered to Sellers (or the Escrow Agent as applicable) the following amounts, documents, or instruments, which shall be in form and substance reasonably satisfactory to Seller:

(i) A certificate from the corporate Secretary (or similar officer) of Buyer dated as of the Closing Date and certifying that attached thereto are (A) correct and complete copies of the resolutions of the board of directors approving this Agreement and the Transactions, and (B) correct and complete copies of the Certificate of Incorporation and Bylaws of the Buyer;

(ii) A certificate from the corporate Secretary (or similar officer) of Buyer dated as of the Closing Date and certifying that the conditions specified in Section 3.3 have been satisfied, which certificate shall be deemed to be a representation and warranty made by Buyer to Sellers and Company on the Closing Date for the purpose of inducing Sellers to consummate the Transactions and with knowledge that Sellers are relying on such certificate in determining to consummate the Transactions;

(iii) The Pay-Off Documents;

(iv) The original share certificates for the Series C Preferred Stock in lieu of SGSI Closing Shares, together with duly executed stock powers in favor of the respective Sellers;

(v) The Valand Employment Agreement executed by Buyer;

(vi) The Poel Employment Agreement executed by Buyer;

(vii) The Voting Agreement executed by Roger Ponder and Keith Hayter; and

(viii) Such other instruments, certificates, consents or other documents as are reasonably necessary to carry out the Transactions and to comply with the terms hereof, or as required pursuant to the terms of this Agreement.

(b) The Company shall deliver or cause to be delivered to Buyer the following documents or instruments, which shall be in form and substance reasonably satisfactory to Buyer:

(i) [Intentionally omitted];

(ii) A certificate from the Managing Director of the of the Company dated as of the Closing Date and certifying: (A) that correct and complete copies of the Articles of Association (or the equivalent organizational document) of the Company are attached thereto; and (B) that the conditions set forth in Section 3.4 has been satisfied;

(iii) An Assignment Agreement signed by each Seller of Initial Closing Shares, whereby the Seller assigns to Buyer, in full compliance with German law, all of the Seller’s right, title and interest in and to all of his WaveTech Shares, free and clear of all Liens;

(iv) The Valand Employment Agreement executed by Dag Valand;

(v) The Poel Employment Agreement executed by Silas Poel;

(vi) The Voting Agreement executed by Dag Valand and Silas Poel; and

(vii) Such other instruments, certificates, consents or other documents as are reasonably necessary to carry out the Transactions and to comply with the terms hereof, or as required pursuant to the terms of this Agreement.

3.3 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date, unless such condition is specifically waived in writing by Buyer prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article IV of this Agreement shall (i) have been true and correct on the date of this Agreement in all material respects, other than those representations and warranties that are qualified by materiality or any similar concept, which shall be true and correct (except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct in all such respects only as of such date or for such time period) and (ii) be true and correct on the Closing Date in all material respects, other than those representations and warranties that are qualified by materiality or any similar concept, which shall be true and correct, in each case, with the same force and effect as though made on and as of the Closing Date (except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct in all such respects only as of such date or for such time period).

(b) Compliance with Covenants. The Company shall have duly performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Injunctions. No litigation, order, enforcement action or Claim shall be pending or threatened against any Party which prohibits, or if successful would prohibit, the Transactions, and no Governmental Authority shall have otherwise raised any objection to, the consummation or the proposed consummation of the Transactions; provided, however, that this condition may not be invoked by the Buyer if any such litigation, order, enforcement action or Claim was initiated by Buyer.

(d) Absence of Change. No fact, event or circumstance shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Cash. Pursuant to Section 2.1(a), on the date hereof, Company shall have provided Buyer with $1,664,106 in cash.

3.4 Conditions Precedent to Obligations of Sellers and the Company. The obligations of Sellers and the Company to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date, unless such condition is specifically waived in writing by Sellers prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of Buyer contained in Article V of this Agreement shall (i) have been true and correct on the date of this Agreement in all material respects other than those representations and warranties that are qualified by materiality or any similar concept, which shall be true and correct (except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct in all such respects only as of such date or for such time period) and (ii) be true and correct on the Closing Date in all material respects, other than those representations and warranties that are qualified by materiality or any similar concept, which shall be true and correct, in each case, with the same force and effect as though made on and as of the Closing Date (except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct in all such respects only as of such date or for such time period).

(b) Compliance with Covenants. Buyer shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Injunctions. No litigation, order, enforcement action or Claim shall be pending or threatened against any Party which prohibits, or if successful would prohibit, the Transactions, and no Governmental Authority shall have otherwise raised any objection to, the consummation or the proposed consummation of the Transactions; provided, however, that this condition may not be invoked by Sellers if any such litigation, order, enforcement action or Claim was initiated by Sellers.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules delivered by the Parties on the date of this Agreement, the Company represents and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 [Intentionally omitted]

4.2 Authorization and Validity. This Agreement constitutes a legal, valid and binding agreement and obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exceptions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions.

4.3 [Intentionally omitted]

4.4 No Governmental Claim. No Claim by any Governmental Authority is pending or, to the Company’s Knowledge, has been threatened against Sellers or the Company which may affect the validity or enforceability of this Agreement or the Transactions or the ability of Sellers or the Company to consummate this Agreement or the Transactions.

4.5 Capitalization.

(a) Schedule 4.5(a) sets forth the number of shares of Company stock issued and outstanding as of the date hereof, and the approximate number of shareholders owning such stock. Immediately prior to the Closing, the Company will furnish Buyer with an updated Schedule 4.5(a) setting for the name of each Company shareholder that has executed an Assignment Agreement, and the number of WaveTech Shares held by the shareholder.

(b) All of the WaveTech Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(c) Other than as set forth on Schedule 4.5(c), the Company has no direct or indirect Subsidiaries and does not hold, directly or indirectly, any ownership interest, any equity or other proprietary interest, or possess the right to acquire any such interest, contingent or otherwise, in any other Person.

(d) Certain convertible notes previously issued by the Company (the “Pre-Closing Notes”) allow the holders thereof to convert the outstanding principal balance and accrued interest under the Pre-Closing Notes at the Closing into an amount of Maximum SGSI Closing Shares (or Initial SGSI Closing Shares in the event Section 2.3 is applicable) to be determined by the Company prior to Closing, with the balance of such Maximum SGSI Closing Shares (or Initial SGSI Closing Shares, as the case may be) being issued to the Sellers at Closing. As provided in Section 2.5, in lieu of SGSI Common Shares, the holders of Pre-Closing Notes and the Sellers shall receive Series C Preferred Stock. Prior to Closing, the Company shall deliver Schedule 4.5(d) to the Buyer listing the names of the holders of the Pre-Closing Notes and the number of shares of Series C Preferred Stock to be issued to each holder.

(e) Schedule 4.5(e) sets forth the form of convertible note issued by the Company (the “Post-Closing Note”) that will obligate the holders thereof to convert, if all of the conditions set forth in the Post-Closing Note are met, the outstanding principal balance under the Post-Closing Notes into shares of the Buyer’s Common Stock immediately following Closing. In addition, each Post-Closing Note holder has an option to purchase shares of the Buyer upon terms set forth in the Post-Closing Note. Pursuant to Section 7.9, Buyer agrees to be bound by all the terms of the Post-Closing Note following Closing

(f) Except as set forth in this Section 4.5, there are no authorized or outstanding options, warrants, convertible or exchangeable securities, calls, subscriptions or other rights relating to the WaveTech Shares or obligating the Company to issue, transfer or sell any shares of the capital stock of the Company or options, warrants or convertible or exchangeable securities with respect to any share of capital stock of the Company.

4.6 Corporate Organization.

(a) The Company is duly organized and validly existing under the Laws of the Federal Republic of Germany, and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on the Business as presently conducted.

(b) The Company is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the Business, except where the failure to be qualified or licensed would not have a Material Adverse Effect. Buyer has been furnished complete and correct copies of the Charter of the Company.

(c) The statutory books (including all registers and minute books) of the Company have been kept in material compliance with the requirements of Laws and are up-to-date in all material respects. The statutory books are in the possession of the Company.

(d) The Company is not in violation or default of any provision of its Charter.

4.7 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not: (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Charter of the Company; (ii) violate any Law applicable to Sellers or the Company; or (iii) subject to obtaining the Company Third Party Consents, conflict with, or result in the breach of, or constitute a default under, or permit or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Company under, or result in the creation of any Liens upon any of the assets of the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Company Material Contract.

(b) Except for: (i) the approvals required to be obtained from, or given to, Governmental Authorities described on Schedule 4.7(b)(i) of the Company Disclosure Schedules (the “Regulatory Consents and Notices”); and (ii) the approvals required to be obtained from the third parties described on Schedule 4.7(b)(ii) of the Company Disclosure Schedules (the “Company Third Party Consents”), no approval of any Governmental Authority or other Person under any Company Material Contract is required to be obtained or given by the Company or Sellers in connection with the performance of this Agreement. The Company, acting through its Managing Director, has approved the execution and delivery of this Agreement and the consummation of the Transactions.

4.8 Company Financial Statements.

(a) Attached as Schedule 4.8 of the Company Disclosure Schedules hereto are true and complete copies of: (i) the unaudited balance sheet of the Company as of [December 31, 2018] and the related statements of income and cash flows for the six months ended [December 31, 2018] (the “Company Interim Financial Statements”); and (ii) the unaudited balance sheets of the Company as of [December 31, 2017, December 31, 2016 and December 31, 2015], and the related statements of income and cash flows for the calendar years ended December 31, 2017, December 31, 2016 and December 31, 2015 (the “Company Annual Financial Statements”). The Company Interim Financial Statements and the Company Annual Financial Statements, collectively, are hereinafter referred to as the “Company Financial Statements.” The Company Financial Statements have been prepared in accordance with German Accounting Standards (HGB) and present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods covered thereby, except that the Company Interim Financial Statements are subject to normal year-end adjustments and accruals, that are not expected, either individually or in the aggregate, to be material.

(b) The Company has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management’s general or specific authorization; and (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with the German Accounting Standards (HGB) and to maintain proper accountability for items.

4.9 Undisclosed Liabilities. The Company has no liabilities (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), that individually or in the aggregate, would reasonably be expected to be material to the business or operations of the Company, except for: (a) those liabilities set forth in the balance sheet included in the Company Financial Statements; (b) those liabilities which have arisen after the date of the Company Financial Statements in the Ordinary Course of Business, including, but not limited to, performance under Company Material Contracts (none of which is a liability arising out of any noncompliance with applicable Law, breach of contract, breach of warranty, tort, infringement, claim or lawsuit); and (c) those liabilities set forth on Schedule 4.9 of the Company Disclosure Schedules.

4.10 Absence of Changes. Except as set forth in Schedule 4.10 of the Company Disclosure Schedules, from and after the Financial Reference Date to the date hereof:

(a) the Company has conducted its business in the Ordinary Course of Business;

(b) the Company has not experienced or been subject to a Material Adverse Effect;

(c) the Company has not taken any of the actions, and there have not occurred any of the events, described in clauses (a) through (x) of Section 6.1; and

(d) the Company has not taken any of the following actions, and there have not occurred any of the following events:

(i) any acceleration or delay in the collection of material notes or accounts receivable of the Company in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(ii) any delay or acceleration in the payment of any material account payable or other material liability of the Company beyond or in advance of its due date or the date when such account payable or other liability would have been paid in the Ordinary Course of Business; or

(iii) any material change in the prices at which any products or services of the Company are sold or distributed, or any offering of any rebates, discounts, commissions, incentives or inducements for the purchase of any products or services of the Company that are materially different from those rebates, discounts, commissions, incentives or inducements offered by the Company in the Ordinary Course of Business.

4.11 Real Property and Movable Assets.

(a) The Company owns no real property, has no obligations or liabilities with respect to any real property previously owned by the Company and has no obligations, and is not a party to any Contracts, with respect to the acquisition of any real property.

(b) Schedule 4.11(b) of the Company Disclosure Schedules contains a complete and correct list of all Contracts (together with any and all amendments and modifications thereto and any guarantees thereof) (collectively, the “Company Leases”) pursuant to which the Company leases, subleases or occupies real property as tenant, subtenant or occupant (the “Company Leased Real Property”). Schedule 4.11(b) of the Company Disclosure Schedules sets forth the address of each Company Leased Real Property. The Company has good and valid leasehold rights to the Company Leased Real Property under each Lease free and clear of any Liens except for Permitted Liens.

(c) The Company has good title to, or a valid leasehold interest in or license to all material tangible personal property used in the operation of the Business (collectively, the “Company Assets”), in each case, free and clear of any Liens except for Permitted Liens. The Company Assets are fit for the purposes for which they are used or intended to be used in connection with the provision of the services to be provided by Buyer. All of the Company Assets, owned or leased, and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such defects as would not materially interfere with the intended use thereof in connection with the provision of the services to be provided by Buyer. All of the Company Assets necessary to operate the Company in the Ordinary Course of Business will be owned, leased, or otherwise available for use by the Company immediately after the Closing on terms and conditions materially identical to those under which the Company owned or used the Company Assets immediately prior to the Closing.

4.12 Contracts.

(a) Schedule 4.12(a) of the Company Disclosure Schedules contains a true and accurate list of the Contracts of the following types to which the Company is a party or by which the Company or any of its assets is or are bound or affected (together with the Leases, the “Company Material Contracts”):

(i) any employment Contract;

(ii) any loan agreement, credit facility, or other Contract pursuant to which the Company has made or will make any loans or advances, or has or will incur or become responsible for any indebtedness;

(iii) any guaranty, indemnity, suretyship or security (whether or not legally binding) given by the Company;

(iv) any Contract relating in any manner to the securities of the Company;

(v) any Contract that expressly restricts the Company from competing with any other Person or that involves any restriction with respect to the scope or type or geographic area of operations of the Company;

(vi) any Contract involving the provision of goods or services involving aggregate consideration paid to the Company in excess of $200,000 per annum;

(vii) all Contracts by which the Company (i) licenses the Intellectual Property of any other Person or (ii) licenses or otherwise grants use rights in its Intellectual Property to another Person, or (iii) is restricted in its right to use or register Intellectual Property, in each case specifically excluding all shrink wrap, click wrap, and similar commercial off-the-shelf software;

(viii) any Contract that is subject to a Company Third Party Consent or any Contract pursuant to which any right (including rights of termination or rights to receive compensation), obligation, penalty or default is caused or triggered by, or results from, a change of control of the Company, and the failure to obtain such Company Third Party Consent would result in, or such obligation, penalty or default would constitute, a material liability for the Company;

(ix) any Contract pursuant to which the Company leases any material items of personal property;

(x) any Contract that requires or may require the Company to make payments in an amount greater than $200,000 per annum that is not terminable without penalty upon less than sixty (60) days prior written notice by the Company;

(xi) any partnership, limited liability company, joint venture or other similar Contracts to which the Company is a party; and

(xii) any Contract not specified above that is material to the Company or the operation of the Business.

(b) Except as set forth on Schedule 4.12(b)(i) of the Company Disclosure Schedules, each Company Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 4.12(b)(ii) of the Company Disclosure Schedules, immediately following the Closing, each Company Material Contract will be in full force and effect, and valid, binding and enforceable on the same terms, subject to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, the counterparties to such Company Material Contracts have committed any breach of any of the terms and conditions of any Company Material Contract. Except as set forth on Schedule 4.12(b)(iii) of the Company Disclosure Schedules, the Company has not received notice from any third party indicating that it intends to terminate or refuse to renew or extend any of the Company Material Contracts. No counterparty to a Company Material Contract has repudiated or, to the Company’s Knowledge, threatened to repudiate any provision of any Company Material Contract. Except as a result of the identity of the Buyer and/or any actions taken by the Buyer or any of its Affiliates, to the Company’s Knowledge, the consummation of the Transactions will not materially adversely affect any relationships with any customer, supplier or vendor listed on Schedule 4.12(c) of the Company Disclosure Schedules or any Contract therewith.

(c) Schedule 4.12(c) of the Company Disclosure Schedules lists (i) each of the largest ten (10) customers of the Company, in terms of dollar value of products or services or both, during the twelve (12) months ended December 31, 2018 and the calendar years ended December 31, 2017 and December 31, 2016 (collectively, the “Company Key Customers”), and (ii) each of the largest ten (10) suppliers or vendors to the Company, in terms of dollar value of products or services or both, during the twelve (12) months ended December 31, 2018 and the calendar years ended December 31, 2017 and December 31, 2016 (collectively, the “Company Key Suppliers”). Except as set forth on Schedule 4.12(c) of the Company Disclosure Schedules, the relationships of the Company with its Key Customers and Key Suppliers are bona fide, reasonable commercial working relationships and: (x) all amounts owing from or due to the Key Customers and the Key Suppliers, if not in dispute, have been paid in accordance with their respective terms in all material respects; (y) none of the Key Customers or Key Suppliers within the last twelve months has threatened in writing or, to the Company’s Knowledge, has otherwise threatened to cancel, or otherwise terminate, the relationship of such Person with the Company; and (z) none of the Key Customers or Key Suppliers during the last twelve months has threatened in writing or, to the Company’s Knowledge, otherwise threatened to decrease or limit materially, its relationship with the Company, other than in the ordinary course of business of such Key Customer or Key Supplier

4.13 Accounts Receivable.

The accounts receivable of the Company set forth in the Company Financial Statements and arising subsequent to the Financial Reference Date represent transactions of the Company in the Ordinary Course of Business pursuant to bona fide transactions involving goods delivered or services rendered by the Company. The accounts receivable, and any reserves and allowances with respect thereto, reflected in the Company Financial Statements are stated thereon in accordance with the German Accounting Standards (HGB).

4.14 Compliance with Laws; Licenses and Permits.

(a) The Company is currently operating and has during the five (5) years immediately preceding the date hereof operated the Business in compliance with all applicable Laws. During the five (5) years immediately preceding the date hereof, the Company has not received written notice from any Governmental Authority alleging any failure by it to comply with any Laws. There is no outstanding or, to the Company’s Knowledge, threatened, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal against or involving the Company, the operation of the Business or the WaveTech Shares.

(b) The Company owns and validly holds all licenses, authorizations, permissions, permits, certificates, approvals, registrations, accreditations and exemptions required to be held by the Company for the conduct the Business as presently conducted and to own, operate, or use, as applicable, the Assets and the Leased Real Property, an accurate list of which is set forth on Schedule 4.14(b) of the Company Disclosure Schedules (collectively, the “Company Permits”). All Permits are valid and subsisting in accordance with their terms and are in full force and effect. The Company has not committed any act or omitted to take any action that is likely to cause it to lose the benefit of or jeopardize the renewal of any Permit. There are no Claims pending or, to the Company’s Knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any Permits. The Company is, and at all times in the five (5) years preceding the date hereof has been, in material compliance with the terms and requirements of each Company Permit identified or required to be identified on Schedule 4.14(b) of the Company Disclosure Schedules, and in the five (5) years preceding the date hereof, to the Company’s Knowledge, no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Company Permit listed or required to be listed on Schedule 4.14(b) of the Company Disclosure Schedules or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or nonrenewal of, or any modification to, any Company Permit listed or required to be listed on Schedule 4.14(b) of the Company Disclosure Schedules. The Company has not received, at any time within the five (5) years preceding the date hereof, any written notice from any Governmental Authority, accrediting body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure by the Company to comply with any term or requirement of any Company Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Company Permit. All applications required to have been filed for the renewal of the Company Permits listed or required to be listed on Schedule 4.14(b) of the Company Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Authorities or accrediting bodies, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authorities or accrediting bodies. To the Company’s Knowledge, there is no reasonable basis to expect that any Company Permits will not be reissued or transferred, in each case, on materially similar terms as currently existing, if required as a result of the execution of this Agreement and/or the consummation of the Transactions. The Company Permits listed in Schedule 4.14(b) of the Company Disclosure Schedules collectively constitute all of the Company Permits necessary to permit the Company to lawfully conduct and operate the Business in substantially the manner it currently conducts and operates the Business and to permit the Company to own and use its assets in substantially the manner in which it currently own and use such assets.

4.15 Litigation.

(a) Except as set forth on Schedule 4.15(a) of the Company Disclosure Schedules (such matters set forth thereon, the “Company Disclosed Litigation”), (i) no Claim is pending or, to the Company’s Knowledge, threatened against the Company or any of its directors or officers with respect to the business of the Company or affecting its business, assets, properties or operations as currently conducted, and there are no judgments or orders in force or outstanding against the Company, any of its assets or any of its directors or officers with respect to the business of the Company; and (ii) the Company has not received any notice of any potential Claim which may affect the validity or legality of this Agreement or the Transactions, or the ability of the Company or Sellers to execute, deliver and perform this Agreement and the Transactions.

(b) To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in the Company becoming subject to any such Claim.

4.16 Employee Matters.

(a) Schedule 4.16(a) of the Company Disclosure Schedules lists anonymized each employee of the Company (“Company Employee”) and, with respect to each such Company Employee, his or her: (i) work location; (ii) position; (iii) hire date; (iv) classification (i.e., exempt or non-exempt); (v) rate of compensation (base salary or hourly rate of pay); (vi) bonus (or commission) opportunity; (vii) accruals for vacation, sick leave and holiday pay; and (viii) visa or green card status. Each Company Employee, other than as set forth on Schedule 4.16(a) of the Company Disclosure Schedules, has been subject to a background check. Such schedule is true and complete.

(b) The Company is not a party to or bound by any collective bargaining or labor contract, voluntary recognition agreement or other binding commitment to any labor union, trade union, works council or employee organization in respect of any of its employees. There are not currently, and in the five (5) years preceding the date hereof there have not been, nor to the Company’s Knowledge, are there now threatened, any: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; or (ii) employee or union grievances, claims, charges, unfair labor practice charges, grievances or complaints or other labor disputes with respect to the Company. During the five (5) years preceding the date hereof, none of the employees of the Company is or has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in, or, to the Company’s Knowledge, threatened, any union elections, petitions or other organizational or recruiting activities, nor are any such labor organizing activities now pending or, to the Company’s Knowledge, threatened against the Company.

(c) The Company is in compliance in all material respects with the Laws of the Federal Republic of Germany relating to employment or termination of employment, including those related to wages, hours, compensation, terms and conditions of employment, workplace health and safety, discrimination or harassment, retaliation, human rights, pay equity, notice of termination, classification of workers (i.e., as employees versus independent contractors, or as exempt versus non-exempt employees), immigration, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company has paid in full to all employees or adequately accrued for in accordance with the German Accounting Standards (HGB) consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the pay period preceding the date hereof. There is no Claim with respect to employment or termination of employment, or payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Authority, and no audit or investigation by any Governmental Authority is currently pending or, to the Company’s Knowledge, threatened. The Company has no liability, whether direct or indirect, absolute or contingent, including any obligations under any Company Benefit Plans, with respect to any misclassification of a Person performing services as an independent contractor or consultant rather than as an employee. To the Company’s Knowledge, no group of employees and no key employee, manager or executive has any current plans to terminate employment in connection with the Closing.

4.17 Company Employee Benefits.

(a) Schedule 4.17(a) of the Company Disclosure Schedules contains a list of all Company Benefit Plans. To the Company’s Knowledge, (i) each Company Benefit Plan is being administered in accordance with its terms and with all applicable Laws, and (ii) contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made. With respect to each Company Benefit Plan, the Company has remained in material compliance with all tax, annual reporting and other governmental filing requirements under applicable Law, and such taxes, reports and other filings have, in all material respects, been timely filed with the appropriate Governmental Authority and all notices and disclosures have been timely provided to participants.

(b) The Company has not granted any loans or advances in excess of $1,000, or provided any guarantees or financial assistance in excess of $1,000, to any of its officers or directors (past or present), which are currently outstanding. For the avoidance of doubt, this representation does not apply to any loans or advances (if any) which are (or were) made in connection with any Company Benefit Plan.

(c) Except as set out on Schedule 4.17(e) of the Company Disclosure Schedules, there is no term of employment for any employee which provides that a change of control (i) shall be a deemed a breach of his or her service or employment contract, or (ii) would entitle the employee concerned to the vesting or acceleration of any payment or benefit whatsoever or entitle such employee to be treated as redundant or otherwise dismissed or released from any such obligation.

4.18 Intellectual Property.

(a) Schedule 4.18(a) of the Company Disclosure Schedules lists all: (i) issued Patents and Patent applications; (ii) Mark registrations and applications and unregistered Marks; (iii) Copyright registrations and applications; and (iv) Software, other than commercial off-the-shelf Software or Software developed for the Company’s customers, in each case that is owned by the Company, and including, in each case as applicable in clauses (i) through (iv) above, the registration or application number, the jurisdiction in which the application has been filed or registration has been obtained. The Company is the sole and exclusive beneficial and, with respect to registrations and applications therefor, record owner of all the items of Intellectual Property listed on such Schedule 4.18(a) of the Company Disclosure Schedules. Except as disclosed in Schedule 4.18(a) of the Company Disclosure Schedules, there are no actions that must be taken within four (4) months from the date hereof, including the payment of fees or filing of documents, to obtain, maintain or renew any applications or registrations for any Intellectual Property listed on such schedule. Effective written assignments constituting a complete chain-of-title from the original owner to the Company have been obtained with respect to all registered and applied-for Company Intellectual Property owned, but not created, by the Company and have been duly recorded with the appropriate governmental authorities.

(b) Except as disclosed in Schedule 4.18(b) of the Company Disclosure Schedules, the Company owns, or is licensed or otherwise possesses the valid right to use, free and clear of all Liens (except Permitted Liens), all of the Company Intellectual Property. The consummation of the Transactions will not result in the loss or impairment of any rights in, require the payment of any additional amounts with respect to, nor require the consent of any Person in respect of, any of the Company Intellectual Property.

(c) The conduct of the Business by the Company does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any other Person and, there are no pending or, to the Company’s Knowledge, threatened claims by any Person alleging infringement, misappropriation, or other violation by the Company of such Person’s Intellectual Property, or challenging the ownership or validity of any Intellectual Property (including any cancellation, opposition, or other action or proceeding before an intellectual property registry) owned or purported to be owned by the Company, and no substantial basis exists for any of the foregoing. For Company Intellectual Property licensed by the Company, the owner or licensor thereof has not, to the Company’s Knowledge, threatened to terminate any rights attached to the use of such Company Intellectual Property by the Company. To the Company’s Knowledge, none of the Company Intellectual Property that is owned by the Company is being infringed, misappropriated, or otherwise violated by any other Person. No such claims have been asserted or, to the Company’s Knowledge, threatened against any Person by the Company.

(d) The Company has at all times taken commercially reasonable industry-standard measures to protect the confidentiality of its Trade Secrets and no such Trade Secrets have been disclosed or otherwise accessed by any unauthorized Person or used in any unauthorized manner. The Company has at all times complied in all material respects with all applicable Laws, and the Company’s own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information. No claims have been asserted or, to the Company’s Knowledge, threatened against the Company alleging a violation of any Person’s privacy, personal information, or data rights, and the consummation of the Transactions will not result in any such violation.

(e) The Company has not granted to any Person any license or right to use (i) any Trade Secrets of the Company, or (ii) any other Company Intellectual Property, in the case of the foregoing clause (ii), except in the Ordinary Course of Business.

4.19 Environment. The Company holds, and is in material compliance with, all environmental permits, licenses and approvals required by any applicable Governmental Authorities for the current operations of the Company. The Company has not received notice of any violation of any applicable Environmental Rule which has not been corrected. The Company is in material compliance with all applicable Environmental Rules, and no proceedings have been instituted or are pending or, to the Company’s Knowledge, threatened against the Company in respect of any breach of Environmental Rules.

4.20 Taxes. Except as otherwise disclosed on Schedule 4.20 of the Company Disclosure Schedules:

(a) The Company has: (i) timely filed (taking into account all applicable extensions) all German Tax Returns required to be filed by it, and all such Tax Returns have been completed in material compliance with all applicable Laws, and are true, correct and complete in all material respects; and (ii) timely paid all Taxes shown to be due and payable by the Company on any such Tax Return, and all other Taxes due and payable by the Company, except for any Taxes set forth on Schedule 4.20 of the Company Disclosure Schedules being contested in good faith and for which adequate reserves have been established and maintained in accordance with German Accounting Standards (HGB) and reflected on the Company Financial Statements.

(b) From and after December 31, 2018, the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business.

(c) The Company has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor, holder of securities or other third party, and the Company has complied in all material respects with all information reporting and backup withholding requirements that are applicable to it, including maintenance of required records with respect thereto.

(d) There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of the Company, except for statutory Liens for current Taxes not yet due and payable, or for Taxes being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with German Accounting Standards (HGB) on the Company Financial Statements. There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the shares (or other equity interests) of the Company.

(e) There are no pending or, to the Company’s Knowledge, threatened, federal, state, local or foreign audits, examinations, actions, suits, or proceedings relating or attributable to Taxes or any Tax Return now in progress or proposed in writing against the Company. There are no deficiencies for any Taxes, no claims for additional Taxes, and no other disputes or Claims relating or attributable to any amount of Tax liability of the Company claimed, issued or raised in writing by any Taxing Authority that have not been properly reflected in the Company Financial Statements as applicable and required by German Accounting Standards (HGB).

(f) From and after the Financial Reference Date, the Company has not made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of Tax accounting or reversed any Tax accruals (except as required by a change in Law or German Accounting Standards (HGB)), filed any amended Tax Returns, signed or entered into any closing agreement or settlement with regard to any Claim or assessment of Tax liability, settled or compromised any Claim or assessment of Tax liability, or surrendered any right to claim a refund, offset or other reduction in Tax liability, in each case with respect to Taxes.

(g) The Company has not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(h) The Company is not a party to, or bound by, and has no obligation under, any Tax Sharing Agreement.

(i) The Company is not a party to, or bound by, and has no obligation under, any closing or similar Contract, Tax abatement or similar Contract or any other Contracts with any Taxing Authority with respect to any period for which the statute of limitations has not expired.

(j) No power of attorney that has been granted by the Company with respect to a Tax matter is currently in effect.

(k) The Company has delivered or made available to Buyer as applicable correct and complete copies of all Tax Returns filed by the Company with respect to 2014, 2015, 2016 and 2017.

(l) The Company has not received any revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests or other similar documentation relating to Taxes or Tax Returns of the Company relating to any period for which the statute of limitations has not expired.

(m) To the Company’s Knowledge, no Claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns and pay Taxes that the Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

4.21 Insurance. Schedule 4.21 of the Company Disclosure Schedules contains an accurate list and description of all policies and contracts of fire, casualty, production, liability, errors and omissions, professional liability, business interruption and other forms of insurance and all fidelity bonds held or maintained by or for the benefit of the Company (collectively, the “Company Insurance Policies”). All such Company Insurance Policies are in full force and effect and shall remain in full force and effect through the Closing. Neither the Company nor Sellers have received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. No pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof with respect to such Company Insurance Policies and contracts have been timely paid. The Company has complied with the provisions of such Company Insurance Policies in all material respects. During the past three (3) years, the Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. For any insurance policy with a “claims-made” reporting trigger, Company has reported all claims and all circumstances which may give rise to any claim (as “claim” is defined in such insurance policy) to any respective insurance carrier.

4.22 Affiliate Transactions. Schedule 4.22 of the Company Disclosure Schedules lists all Contracts entered into or existing prior to Closing between Sellers, Sellers’ Affiliates (other than the Company) and any of their respective directors, officers, employees, or shareholders (except for amounts due as normal salaries and bonuses) or any directors, officers, employees or shareholders of the Company, on the one hand, and the Company, on the other hand (“Company Affiliate Transactions”). Each of such Contracts was entered into and has heretofore been conducted on bona fide arms-length terms. All legal formalities have been fulfilled with respect to each of such Contracts, including any required filings with, or approvals by, any Governmental Authority.

4.23 Business Technology.

(a) The Company owns, or is licensed or otherwise possesses the valid right to use, free and clear of all Liens (except Permitted Liens), all of the Company Business Technology.

(b) In the twelve (12) months prior to the date of this Agreement, there have been no performance reductions or breakdowns or, to the Company’s Knowledge, logical or physical intrusions to any Company Business Technology or losses of data, and no part of the Company Business Technology has experienced any material disruption, malfunction or error.

(c) All material Company Business Technology is maintained and/or repaired by the Company’s own personnel, and the consummation of the Transactions will not materially adversely affect the Company’s capacity to maintain or repair such material Company Business Technology.

(d) With respect to Software that is Company Business Technology, no such Software that is owned or licensed to the Company: (i) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent; (ii) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public; or (iii) has been (or is required to be) delivered to an escrow agent or other third Person where such Person has been (or will be) provided a copy or granted access to any source code of such Software.

(e) The Company has implemented reasonable industry-standard disaster recovery plans designed to reasonably maintain uninterrupted operation of the Business.

(f) The Company has taken reasonable precautions in accordance with good industry practice to preserve the security and integrity of the Company Business Technology. The Company has during the seven (7) years immediately preceding the date hereof taken such steps as are reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical, physical and cyber security) to ensure that the Company’s data is reasonably protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

(g) In the twelve (12) months prior to the date of this Agreement, to the Company’s Knowledge, there has not been any access, use, or modification by any unauthorized Person of any Software that is Company Business Technology (including any data), or fraud committed by use or abuse of the Company Business Technology.

4.24 No Broker. Neither the Company nor Sellers have employed or made or entered into any Contract with any broker, finder or similar agent or any other Person or firm in connection with the Transactions which may result in any liability to the Company or Buyer.

4.25 Export Controls. The Company’s products and services are subject to the German Export Controls and German Anti-Terrorism Laws and German Anti-Money Laundering Act, and the Company has complied in all respects, and is in compliance in all respects, with all the German Export Controls and German Anti-Terrorism Laws and German Anti-Money Laundering Act.

4.26 Products and Services.

(a) Schedule 4.26(a) of the Company Disclosure Schedules sets forth a summary of the warranty expense incurred by the Company during the twenty-four (24) months prior to the date of this Agreement. All products and services of the Company have been in conformity with all applicable contractual commitments and express or implied warranties. No liability exists for any return Claim, warranty Claim or other obligation to provide parts and service on, or to repair or replace, any product of the Company beyond the amounts reserved for warranty expense, if any, reflected in the Company Financial Statements.

(b) No products of the Company have been recalled, withdrawn or suspended at any time in the three (3) years prior to the date of this Agreement and no Claims are presently pending against the Company seeking the recall, withdrawal, suspension or seizure of any product of the Company or seeking to enjoin the Company from engaging in activities pertaining to any products or services.

4.27 Absence of Certain Business Practices. None of the Company, any Affiliate thereof, any of their respective directors, officers, shareholders, members, and, to the Company’s Knowledge, employees or agents or any other Person acting on behalf of the Company has given or agreed or promised to give, directly or indirectly, any gift or similar benefit to any customer, supplier, governmental employee or other Person which: (a) could reasonably be expected to subject the Company’s business or Buyer to any damage or penalty in any civil, criminal or governmental Claim; (b) if not given in the past, might have been reasonably expected to, individually or in the aggregate, have had a Material Adverse Effect; or (c) if not continued in the future, might be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect or which might subject the Company or Buyer to a Claim by any private party or Governmental Authority.

4.28 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Company Disclosure Schedules), none of Sellers, the Company, any Company Affiliate nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, the Company or any Company Affiliate, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer and its representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

5.1 Organization and Authority. Buyer is a corporation duly organized and validly existing under the Laws of the State of Nevada and has full corporate or equivalent power and authority necessary to enter into, to own, lease and operate its assets, to carry on its Business as presently conducted, to perform its obligations under this Agreement and to consummate the Transactions.

5.2 Authorization and Validity. This Agreement constitutes a legal, valid and binding agreement and obligation of Buyer, enforceable against Buyer in accordance with its terms subject to the Enforceability Exceptions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions.

5.3 No Conflict; Consents. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions, will not: (a) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Charter or the Bylaws of Buyer; (b) violate or result in a breach under any Contract, statute, regulation, rule, order, judgment, decree or other legal requirement applicable to Buyer; or (c) require the consent, approval or authorization of any third Person, including any Governmental Authority, except for the Regulatory Consents and Notices.

5.4 No Governmental Claim. No Claim by any Governmental Authority is pending or, to the knowledge of Buyer, has been threatened against Buyer which may affect the validity or enforceability of this Agreement or the Transactions or the ability of Buyer to consummate this Agreement or the Transactions.

5.5 Capitalization.

(a) Schedule 5.5(a) of the Buyer Disclosure Schedules sets forth a true and complete list of the authorized, issued and outstanding shares of Common Stock, par value $0.00001, of Buyer and the names of the record and beneficial owners thereof.

(b) All of the SGSI Common Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(c) Schedule 5.5(c) of the Buyer Disclosure Schedules sets forth a true and complete list of all direct or indirect Subsidiaries of Buyer.

(d) Schedule 5.5(d) of the Buyer Disclosure Schedules sets forth any authorized or outstanding options, warrants, convertible or exchangeable securities, calls, subscriptions or other rights relating to the SGSI Common Shares or obligating Sellers or the Buyer to issue, transfer or sell any shares of the capital stock of the Buyer or options, warrants or convertible or exchangeable securities with respect to any share of capital stock of Buyer.

5.6 Corporate Organization.

(a) Buyer is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or its Business, except where the failure to be qualified or licensed would not have a Material Adverse Effect. Buyer has been furnished complete and correct copies of the Charter and Bylaws of Buyer, as amended through the date hereof.

(b) The statutory books (including all registers and minute books) of Buyer have been kept in material compliance with the requirements of Laws and are up-to-date in all material respects, and any records of resolutions adopted by the stockholders and the board of directors of Buyer are included in the statutory books. The statutory books are in the possession (or under the control) of Buyer.

(c) Buyer is not in violation or default of any provision of its Charter or Bylaws.

5.7 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not: (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Charter or the Bylaws of Buyer; (ii) violate any Law applicable to Buyer; or (iii) subject to obtaining Buyer Third Party Consents, conflict with, or result in the breach of, or constitute a default under, or permit or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under, or result in the creation of any Liens upon any of the assets of Buyer under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Buyer Material Contract.

(b) Except for: (i) the approvals required to be obtained from, or given to, Governmental Authorities described on Schedule 5.7(b)(i) of the Buyer Disclosure Schedules (the “Buyer Regulatory Consents and Notices”); and (ii) the approvals required to be obtained from the third parties described on Schedule 5.7(b)(ii) of the Buyer Disclosure Schedules (the “Buyer Third Party Consents”), no approval of any Governmental Authority or other Person under any Buyer Material Contract is required to be obtained or given by Buyer or Sellers in connection with the performance of this Agreement. The board of directors of Buyer has approved the execution and delivery of this Agreement by Buyer and the consummation of the Transactions.

5.8 Buyer Financial Statements.

(a) Available on www.sec.gov are true and complete copies of the audited balance sheet of Buyer as of December 31, 2018 and the related statement of income and cash flows for the calendar year ended December 31, 2018 (the “Buyer Annual Financial Statements,” or “Buyer Financial Statements”). Buyer Financial Statements have been prepared in accordance with the Accounting Principles and present fairly, in all material respects, the financial position of Buyer as of the dates thereof and the results of operations of Buyer for the periods covered thereby.

(b) Buyer has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management’s general or specific authorization; and (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Principles and to maintain proper accountability for items.

5.9 Undisclosed Liabilities. Buyer has no liabilities (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), that individually or in the aggregate, would reasonably be expected to be material to the business or operations of Buyer, except for: (a) those liabilities set forth in the balance sheet included in the Buyer Financial Statements; (b) those liabilities which have arisen after the date of the Buyer Financial Statements in the Ordinary Course of Business, including, but not limited to, performance under Buyer Material Contracts (none of which is a liability arising out of any noncompliance with applicable Law, breach of contract, breach of warranty, tort, infringement, claim or lawsuit); and (c) those liabilities set forth on Schedule 5.9 of the Buyer Disclosure Schedules.

5.10 Absence of Changes. Except as set forth in Schedule 5.10 of the Buyer Disclosure Schedules, from and after the Financial Reference Date to the date hereof:

(a) Buyer has conducted its business in the Ordinary Course of Business;

(b) Buyer has not experienced or been subject to a Material Adverse Effect;

(c) Buyer has not taken any of the actions, and there have not occurred any of the events, described in clauses (a) through (x) of Section 6.1; and

(d) Buyer has not taken any of the following actions, and there have not occurred any of the following events:

(i) any acceleration or delay in the collection of material notes or accounts receivable of Buyer in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(ii) any delay or acceleration in the payment of any material account payable or other material liability of Buyer beyond or in advance of its due date or the date when such account payable or other liability would have been paid in the Ordinary Course of Business; or

(iii) any material change in the prices at which any products or services of Buyer are sold or distributed, or any offering of any rebates, discounts, commissions, incentives or inducements for the purchase of any products or services of Buyer that are materially different from those rebates, discounts, commissions, incentives or inducements offered by Buyer in the Ordinary Course of Business.

5.11 Real Property and Movable Assets.

(a) Buyer owns no real property, has no obligations or liabilities with respect to any real property previously owned by Buyer and has no obligations, and is not a party to any Contracts, with respect to the acquisition of any real property.

(b) Schedule 5.11(b) of the Buyer Disclosure Schedules contains a complete and correct list of all Contracts (together with any and all amendments and modifications thereto and any guarantees thereof) (collectively, the “Buyer Leases”) pursuant to which Buyer leases, subleases or occupies real property as tenant, subtenant or occupant (the “Buyer Leased Real Property”). Schedule 5.11(b) of the Buyer Disclosure Schedules sets forth the address of each Buyer Leased Real Property. Buyer has good and valid leasehold rights to Buyer Leased Real Property under each Lease free and clear of any Liens except for Permitted Liens.

(c) Buyer has good title to, or a valid leasehold interest in or license to all material tangible personal property used in the operation of the Business (collectively, the “Buyer Assets”), in each case, free and clear of any Liens except for Permitted Liens. The Buyer Assets are fit for the purposes for which they are used or intended to be used in connection with the provision of the services to be provided by Buyer. All of the Buyer Assets, owned or leased, and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such defects as would not materially interfere with the intended use thereof in connection with the provision of the services to be provided by Buyer.

5.12 Contracts.

(a) Schedule 5.12(a) of the Buyer Disclosure Schedules contains a true and accurate list of the Contracts of the following types to which Buyer is a party or by which Buyer or any of its assets is or are bound or affected (together with the Leases, the “Buyer Material Contracts”):

(i) any employment Contract;

(ii) any loan agreement, credit facility, or other Contract pursuant to which Buyer has made or will make any loans or advances, or has or will incur or become responsible for any indebtedness;

(iii) any guaranty, indemnity, suretyship or security (whether or not legally binding) given by Buyer;

(iv) any Contract relating in any manner to the securities of Buyer;

(v) any Contract that expressly restricts Buyer from competing with any other Person or that involves any restriction with respect to the scope or type or geographic area of operations of Buyer;

(vi) any Contract involving the provision of goods or services involving aggregate consideration paid to Buyer in excess of $200,000 per annum;

(vii) all Contracts by which Buyer (i) licenses the Intellectual Property of any other Person or (ii) licenses or otherwise grants use rights in its Intellectual Property to another Person, or (iii) is restricted in its right to use or register Intellectual Property, in each case specifically excluding all shrink wrap, click wrap, and similar commercial off-the-shelf software;

(viii) any Contract that is subject to a Buyer Third Party Consent or any Contract pursuant to which any right (including rights of termination or rights to receive compensation), obligation, penalty or default is caused or triggered by, or results from, a change of control of Buyer, and the failure to obtain such Buyer Third Party Consent would result in, or such obligation, penalty or default would constitute, a material liability for Buyer;

(ix) any Contract pursuant to which Buyer leases any material items of personal property;

(x) any Contract that requires or may require Buyer to make payments in an amount greater than $200,000 per annum that is not terminable without penalty upon less than sixty (60) days prior written notice by Buyer;

(xi) any partnership, limited liability company, joint venture or other similar Contracts to which Buyer is a party; and

(xii) any Contract not specified above that is material to Buyer or the operation of its Business.

(b) Except as set forth on Schedule 5.12(b)(i) of the Buyer Disclosure Schedules, each Buyer Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 5.12(b)(ii) of the Buyer Disclosure Schedules, immediately following the Closing, each Buyer Material Contract will be in full force and effect, and valid, binding and enforceable on the same terms, subject to the Enforceability Exceptions. Neither Buyer nor, to Buyer’s Knowledge, the counterparties to such Buyer Material Contracts have committed any breach of any of the terms and conditions of any Buyer Material Contract. Except as set forth on Schedule 5.12(b)(iii) of the Buyer Disclosure Schedules, Buyer has not received notice from any third party indicating that it intends to terminate or refuse to renew or extend any of the Buyer Material Contracts. No counterparty to a Buyer Material Contract has repudiated or, to Buyer’s Knowledge, threatened to repudiate any provision of any Buyer Material Contract. Except as a result of the identity of the Buyer and/or any actions taken by the Buyer or any of its Affiliates, to Buyer’s Knowledge, the consummation of the Transactions will not materially adversely affect any relationships with any customer, supplier or vendor listed on Schedule 5.12(c) of the Buyer Disclosure Schedules or any Contract therewith.

(c) Schedule 5.12(c) of the Buyer Disclosure Schedules lists (i) each of the largest ten (10) customers of Buyer, in terms of dollar value of products or services or both, during the twelve (12) months ended December 31, 2018 and the calendar years ended December 31, 2017 and December 31, 2016 (collectively, the “Buyer Key Customers”), and (ii) each of the largest ten (10) suppliers or vendors to Buyer, in terms of dollar value of products or services or both, during the twelve (12) months ended December 31, 2018 and the calendar years ended December 31, 2017 and December 31, 2016 (collectively, the “Buyer Key Suppliers”). Except as set forth on Schedule 5.12(c) of the Buyer Disclosure Schedules, the relationships of Buyer with its Key Customers and Key Suppliers are bona fide, reasonable commercial working relationships and: (x) all amounts owing from or due to the Key Customers and the Key Suppliers, if not in dispute, have been paid in accordance with their respective terms in all material respects; (y) none of the Key Customers or Key Suppliers within the last twelve months has threatened in writing or, to Buyer’s Knowledge, has otherwise threatened to cancel, or otherwise terminate, the relationship of such Person with Buyer; and (z) none of the Key Customers or Key Suppliers during the last twelve months has threatened in writing or, to Buyer’s Knowledge, otherwise threatened to decrease or limit materially, its relationship with Buyer, other than in the ordinary course of business of such Key Customer or Key Supplier.

5.13 Accounts Receivable. The accounts receivable of Buyer set forth in the Buyer Financial Statements and arising subsequent to the Financial Reference Date represent transactions of Buyer in the Ordinary Course of Business pursuant to bona fide transactions involving goods delivered or services rendered by Buyer. The accounts receivable, and any reserves and allowances with respect thereto, reflected in the Buyer Financial Statements are stated thereon in accordance with the Accounting Principles.

5.14 Compliance with Laws; Licenses and Permits.

(a) Buyer is currently operating and has during the five (5) years immediately preceding the date hereof operated the Business in compliance with all applicable Laws. During the five (5) years immediately preceding the date hereof, Buyer has not received written notice from any Governmental Authority alleging any failure by it to comply with any Laws. There is no outstanding or, to Buyer’s Knowledge, threatened, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal against or involving Buyer, the operation of its Business or the SGSI Common Shares.

(b) Buyer owns and validly holds all licenses, authorizations, permissions, permits, certificates, approvals, registrations, accreditations and exemptions required to be held by Buyer for the conduct the Business as presently conducted and to own, operate, or use, as applicable, the Assets and the Leased Real Property, an accurate list of which is set forth on Schedule 5.14(b) of the Buyer Disclosure Schedules (collectively, the “Buyer Permits”). All Permits are valid and subsisting in accordance with their terms and are in full force and effect. Buyer has not committed any act or omitted to take any action that is likely to cause it to lose the benefit of or jeopardize the renewal of any Permit. There are no Claims pending or, to Buyer’s Knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any Permits. Buyer is, and at all times in the five (5) years preceding the date hereof has been, in material compliance with the terms and requirements of each Buyer Permit identified or required to be identified on Schedule 5.14(b) of the Buyer Disclosure Schedules, and in the five (5) years preceding the date hereof, to Buyer’s Knowledge, no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Buyer Permit listed or required to be listed on Schedule 5.14(b) of the Buyer Disclosure Schedules or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or nonrenewal of, or any modification to, any Buyer Permit listed or required to be listed on Schedule 5.14(b) of the Buyer Disclosure Schedules. Buyer has not received, at any time within the five (5) years preceding the date hereof, any written notice from any Governmental Authority, accrediting body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure by Buyer to comply with any term or requirement of any Buyer Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Buyer Permit. All applications required to have been filed for the renewal of Buyer Permits listed or required to be listed on Schedule 5.14(b) of the Buyer Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Authorities or accrediting bodies, and all other filings required to have been made with respect to such Buyer Permits have been duly made on a timely basis with the appropriate Governmental Authorities or accrediting bodies. To Buyer’s Knowledge, there is no reasonable basis to expect that any Buyer Permits will not be reissued or transferred, in each case, on materially similar terms as currently existing, if required as a result of the execution of this Agreement and/or the consummation of the Transactions. Buyer Permits listed in Schedule 5.14(b) of the Buyer Disclosure Schedules collectively constitute all of Buyer Permits necessary to permit Buyer to lawfully conduct and operate the Business in substantially the manner it currently conducts and operates the Business and to permit Buyer to own and use its assets in substantially the manner in which it currently own and use such assets.

5.15 Litigation.

(a) Except as set forth on Schedule 5.15(a) of the Buyer Disclosure Schedules (such matters set forth thereon, the “Buyer Disclosed Litigation”), (i) no Claim is pending or, to Buyer’s Knowledge, threatened against Buyer or any of its directors or officers with respect to the business of Buyer or affecting its business, assets, properties or operations as currently conducted, and there are no judgments or orders in force or outstanding against Buyer, any of its assets or any of its directors or officers with respect to the business of Buyer; and (ii) Buyer has not received any notice of any potential Claim which may affect the validity or legality of this Agreement or the Transactions, or the ability of Buyer to execute, deliver and perform this Agreement and the Transactions.

(b) To Buyer’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in Buyer becoming subject to any such Claim.

5.16 Employee Matters.

(a) Schedule 5.16(a) of the Buyer Disclosure Schedules lists the name of each employee of Buyer (“Buyer Employee”) and, with respect to each such Buyer Employee, his or her: (i) work location; (ii) position; (iii) hire date; (iv) classification (i.e., exempt or non-exempt); (v) rate of compensation (base salary or hourly rate of pay); (vi) bonus (or commission) opportunity; (vii) accruals for vacation, sick leave and holiday pay; and (viii) visa or green card status. Each Buyer Employee, other than as set forth on Schedule 5.16(a) of the Buyer Disclosure Schedules, has been subject to a background check. Such schedule is true and complete.

(b) Buyer is not a party to or bound by any collective bargaining or labor contract, voluntary recognition agreement or other binding commitment to any labor union, trade union, works council or employee organization in respect of any of its employees. There are not currently, and in the five (5) years preceding the date hereof there have not been, nor to Buyer’s Knowledge, are there now threatened, any: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; or (ii) employee or union grievances, claims, charges, unfair labor practice charges, grievances or complaints or other labor disputes with respect to Buyer. During the five (5) years preceding the date hereof, none of the employees of Buyer is or has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in, or, to Buyer’s Knowledge, threatened, any union elections, petitions or other organizational or recruiting activities, nor are any such labor organizing activities now pending or, to Buyer’s Knowledge, threatened against Buyer.

(c) Buyer is in compliance in all material respects with all applicable Laws relating to employment or termination of employment, including those related to wages, hours, compensation, terms and conditions of employment, workplace health and safety, discrimination or harassment, retaliation, human rights, pay equity, notice of termination, classification of workers (i.e., as employees versus independent contractors, or as exempt versus non-exempt employees), immigration, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. Buyer has paid in full to all employees or adequately accrued for in accordance with the Accounting Principles consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the pay period preceding the date hereof. There is no Claim with respect to employment or termination of employment, or payment of wages, salary or overtime pay that has been asserted or is now pending or, to Buyer’s Knowledge, threatened before any Governmental Authority, and no audit or investigation by any Governmental Authority is currently pending or, to Buyer’s Knowledge, threatened. Buyer has no liability, whether direct or indirect, absolute or contingent, including any obligations under any Buyer Benefit Plans, with respect to any misclassification of a Person performing services as an independent contractor or consultant rather than as an employee. To Buyer’s Knowledge, no group of employees and no key employee, manager or executive has any current plans to terminate employment in connection with the Closing.

5.17 Buyer Employee Benefits.

(a) Schedule 5.17(a) of the Buyer Disclosure Schedules contains a list of all Buyer Benefit Plans. To Buyer’s Knowledge, (i) each Buyer Benefit Plan is being administered in accordance with its terms and with all applicable Laws, and (ii) contributions required to be made under the terms of any of Buyer Benefit Plans as of the date of this Agreement have been timely made. With respect to each Buyer Benefit Plan, Buyer has remained in material compliance with all tax, annual reporting and other governmental filing requirements under applicable Law, and such taxes, reports and other filings have, in all material respects, been timely filed with the appropriate Governmental Authority and all notices and disclosures have been timely provided to participants. Each Buyer Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or may rely upon a prototype opinion letter, or the remedial amendment period for such Buyer Benefit Plan has not yet expired and that the trust established in connection with such Buyer Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Buyer Benefit Plan or the exempt status of any such trust.

(b) With respect to each Buyer Benefit Plan, Buyer has furnished to Buyer, as applicable: (i) a true and complete copy of each Buyer Benefit Plan and underlying trust (or, in the case of an unwritten arrangement, a written description of its terms and conditions); (ii) copies of the most recent summary plan description and all summaries of material modifications; (iii) copies of the most recently filed Form 5500 annual reports and accompanying schedules, if any; (iv) a copy of the most recently received IRS determination letter or opinion letter; and (v) copies of the non-discrimination testing results, if any, for the three (3) most recent plan years. To Buyer’s Knowledge, Buyer has not made any material express or implied proposal, assurance or commitment, to establish, modify, change or terminate any Buyer Benefit Plan (other than with respect to a modification, change or termination required by ERISA or the Code), or to any employee or other service provider of Buyer regarding any improvement to terms of employment or regarding the increase or improvement in the rate or quantum of remuneration, benefits or other compensation.

(c) No Buyer Benefit Plan is a Multiemployer Plan or Pension Plan, and neither Buyer nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or Pension Plan within the past six (6) years. No material liability under Title IV of ERISA or similar applicable foreign Law has been incurred by Buyer or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Buyer or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder or to any lien arising under ERISA.

(d) Buyer has not granted any loans or advances in excess of $1,000, or provided any guarantees or financial assistance in excess of $1,000, to any of its officers or directors (past or present), which are currently outstanding. For the avoidance of doubt, this representation does not apply to any loans or advances (if any) which are (or were) made in connection with any Buyer Benefit Plan which is intended to be qualified under Section 401(a) of the Code.

(e) Except as set out on Schedule 5.17(e) of the Buyer Disclosure Schedules, there is no term of employment for any employee which provides that a change of control (i) shall be a deemed a breach of his or her service or employment contract, or (ii) would entitle the employee concerned to the vesting or acceleration of any payment or benefit whatsoever or entitle such employee to be treated as redundant or otherwise dismissed or released from any such obligation.

(f) Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law, no Buyer Benefit Plan provides any retiree medical or retiree disability benefits to any Person.

(g) To Buyer’s Knowledge, all “nonqualified deferred compensation plans” (as defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) of Buyer have been operated in material compliance with Section 409A of the Code and all applicable guidance (including the Treasury Regulations) promulgated thereunder. Buyer is not a party to, or otherwise obligated under, any Buyer Benefit Plan that provides for the gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

(h) No payment or benefit provided pursuant to any Buyer Benefit Plan, including the grant, vesting or exercise of any equity-based award, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Buyer is not a party to, or otherwise obligated under, any Buyer Benefit Plan that provides for the gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code. The execution and delivery of this Agreement by Buyer and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Buyer Benefit Plan or Contract that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code.

(i) Buyer has no employees who are providing services at a location which are subject to the Laws of any jurisdiction outside of the United States (which shall include territories thereof).

5.18 Intellectual Property.

(a) Schedule 5.18(a) of the Buyer Disclosure Schedules lists all: (i) issued Patents and Patent applications; (ii) Mark registrations and applications and unregistered Marks; (iii) Copyright registrations and applications; and (iv) Software, other than commercial off-the-shelf Software or Software developed for Buyer’s customers, in each case that is owned by Buyer, and including, in each case as applicable in clauses (i) through (iv) above, the registration or application number, the jurisdiction in which the application has been filed or registration has been obtained. Buyer is the sole and exclusive beneficial and, with respect to registrations and applications therefor, record owner of all the items of Intellectual Property listed on such Schedule 5.18(a) of the Buyer Disclosure Schedules. Except as disclosed in Schedule 5.18(a) of the Buyer Disclosure Schedules, there are no actions that must be taken within four (4) months from the date hereof, including the payment of fees or filing of documents, to obtain, maintain or renew any applications or registrations for any Intellectual Property listed on such schedule. Effective written assignments constituting a complete chain-of-title from the original owner to Buyer have been obtained with respect to all registered and applied-for Buyer Intellectual Property owned, but not created, by Buyer and have been duly recorded with the appropriate governmental authorities.

(b) Except as disclosed in Schedule 5.18(b) of the Buyer Disclosure Schedules, Buyer owns, or is licensed or otherwise possesses the valid right to use, free and clear of all Liens (except Permitted Liens), all of Buyer Intellectual Property. The consummation of the Transactions will not result in the loss or impairment of any rights in, require the payment of any additional amounts with respect to, nor require the consent of any Person in respect of, any of Buyer Intellectual Property.

(c) The conduct of the Business by Buyer does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any other Person and, there are no pending or, to Buyer’s Knowledge, threatened claims by any Person alleging infringement, misappropriation, or other violation by Buyer of such Person’s Intellectual Property, or challenging the ownership or validity of any Intellectual Property (including any cancellation, opposition, or other action or proceeding before an intellectual property registry) owned or purported to be owned by Buyer, and no substantial basis exists for any of the foregoing. For Buyer Intellectual Property licensed by Buyer, the owner or licensor thereof has not, to Buyer’s Knowledge, threatened to terminate any rights attached to the use of such Buyer Intellectual Property by Buyer. To Buyer’s Knowledge, none of Buyer Intellectual Property that is owned by Buyer is being infringed, misappropriated, or otherwise violated by any other Person. No such claims have been asserted or, to Buyer’s Knowledge, threatened against any Person by Buyer.

(d) Buyer has at all times taken commercially reasonable industry-standard measures to protect the confidentiality of its Trade Secrets and no such Trade Secrets have been disclosed or otherwise accessed by any unauthorized Person or used in any unauthorized manner. Buyer has at all times complied in all material respects with all applicable Laws, and Buyer’s own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information. No claims have been asserted or, to Buyer’s Knowledge, threatened against Buyer alleging a violation of any Person’s privacy, personal information, or data rights, and the consummation of the Transactions will not result in any such violation.

(e) Buyer has not granted to any Person any license or right to use (i) any Trade Secrets of Buyer, or (ii) any other Buyer Intellectual Property, in the case of the foregoing clause (ii), except in the Ordinary Course of Business.

5.19 Environment. Buyer holds, and is in material compliance with, all environmental permits, licenses and approvals required by any applicable Governmental Authorities for the current operations of Buyer. Buyer has not received notice of any violation of any applicable Environmental Rule which has not been corrected. Buyer is in material compliance with all applicable Environmental Rules, and no proceedings have been instituted or are pending or, to Buyer’s Knowledge, threatened against Buyer in respect of any breach of Environmental Rules.

5.20 Taxes. Except as otherwise disclosed on Schedule 5.20 of the Buyer Disclosure Schedules:

(a) Buyer has: (i) timely filed (taking into account all applicable extensions) all U.S. federal and Delaware state income and other material Tax Returns required to be filed by it, and all such Tax Returns have been completed in material compliance with all applicable Laws, and are true, correct and complete in all material respects; and (ii) timely paid all Taxes shown to be due and payable by Buyer on any such Tax Return, and all other Taxes due and payable by Buyer, except for any Taxes set forth on Schedule 5.20 of the Buyer Disclosure Schedules being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP and reflected on Buyer Financial Statements.

(b) From and after December 31, 2018, Buyer has not incurred any liability for Taxes other than in the Ordinary Course of Business.

(c) Buyer has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor, holder of securities or other third party, and Buyer has complied in all material respects with all information reporting (including with respect to IRS Form 1099) and backup withholding requirements that are applicable to it, including maintenance of required records with respect thereto.

(d) There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of Buyer, except for statutory Liens for current Taxes not yet due and payable, or for Taxes being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP on Buyer Financial Statements. There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the shares (or other equity interests) of Buyer.

(e) There are no pending or, to Buyer’s Knowledge, threatened, federal, state, local or foreign audits, examinations, actions, suits, or proceedings relating or attributable to Taxes or any Tax Return now in progress or proposed in writing against Buyer. There are no deficiencies for any Taxes, no claims for additional Taxes, and no other disputes or Claims relating or attributable to any amount of Tax liability of Buyer claimed, issued or raised in writing by any Taxing Authority that have not been properly reflected in Buyer Financial Statements as applicable and required by GAAP.

(f) From and after the Financial Reference Date, Buyer has not made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of Tax accounting or reversed any Tax accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, signed or entered into any closing agreement or settlement with regard to any Claim or assessment of Tax liability, settled or compromised any Claim or assessment of Tax liability, or surrendered any right to claim a refund, offset or other reduction in Tax liability, in each case with respect to Taxes.

(g) Buyer has not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(h) Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid income received on or prior to the Closing Date; or (v) an election under Section 108(i) of the Code made on or prior to the Closing Date.

(i) Buyer is not a party to, or bound by, and has no obligation under, any Tax Sharing Agreement.

(j) Buyer is not a party to, or bound by, and has no obligation under, any closing or similar Contract, Tax abatement or similar Contract or any other Contracts with any Taxing Authority with respect to any period for which the statute of limitations has not expired.

(k) No power of attorney that has been granted by Buyer with respect to a Tax matter is currently in effect.

(l) Buyer has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise. Buyer has not been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under the Laws of the United States or any non-U.S. jurisdiction or any state.

(m) Buyer has not: (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law); or (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest.”

(n) Buyer has delivered or made available to Buyer as applicable correct and complete copies of all Tax Returns filed by Buyer with respect to 2014, 2015, 2016 and 2017.

(o) Buyer has not received any revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests or other similar documentation relating to Taxes or Tax Returns of Buyer relating to any period for which the statute of limitations has not expired. There are no ruling requests, technical advice memoranda, closing or similar agreements, gain recognition agreements (within the meaning of Treasury Regulations Section 1.367(a)-8 or 8T (as applicable)), or similar agreements or documents relating or attributable to Buyer for which the statute of limitations has not expired or for which Buyer has any Tax liability.

(p) Buyer has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(q) Buyer is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Seller is a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

(r) To Buyer’s Knowledge, no Claim has been made by a Taxing Authority in a jurisdiction where Buyer does not file Tax Returns and pay Taxes that Buyer is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(s) Buyer: (i) has not engaged in a trade or business in any country other than the United States and (ii) does not have (and has not had) a permanent establishment in any country other than the United States, in each case, within the meaning of applicable Tax Laws.

5.21 Insurance. Schedule 5.21 of the Buyer Disclosure Schedules contains an accurate list and description of all policies and contracts of fire, casualty, production, liability, errors and omissions, professional liability, business interruption and other forms of insurance and all fidelity bonds held or maintained by or for the benefit of Buyer (collectively, the “Buyer Insurance Policies”). All such Buyer Insurance Policies are in full force and effect and shall remain in full force and effect through the Closing. Neither Buyer nor Sellers have received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. No pending claims made by or on behalf of Buyer under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof with respect to such Buyer Insurance Policies and contracts have been timely paid. Buyer has complied with the provisions of such Buyer Insurance Policies in all material respects. During the past three (3) years, Buyer has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. For any insurance policy with a “claims-made” reporting trigger, Buyer has reported all claims and all circumstances which may give rise to any claim (as “claim” is defined in such insurance policy) to any respective insurance carrier.

5.22 Affiliate Transactions. Schedule 5.22 of the Buyer Disclosure Schedules lists all Contracts entered into or existing prior to Closing between Sellers, Sellers’ Affiliates (other than Buyer) and any of their respective directors, officers, employees, or stockholders (except for amounts due as normal salaries and bonuses) or any directors, officers, employees or stockholders of Buyer, on the one hand, and Buyer, on the other hand (“Buyer Affiliate Transactions”). Each of such Contracts was entered into and has heretofore been conducted on bona fide arms-length terms. All legal formalities have been fulfilled with respect to each of such Contracts, including any required filings with, or approvals by, any Governmental Authority.

5.23 Business Technology.

(a) Buyer owns, or is licensed or otherwise possesses the valid right to use, free and clear of all Liens (except Permitted Liens), all of Buyer Business Technology.

(b) In the twelve (12) months prior to the date of this Agreement, there have been no performance reductions or breakdowns or, to Buyer’s Knowledge, logical or physical intrusions to any Buyer Business Technology or losses of data, and no part of Buyer Business Technology has experienced any material disruption, malfunction or error.

(c) All material Buyer Business Technology is maintained and/or repaired by Buyer’s own personnel, and the consummation of the Transactions will not materially adversely affect Buyer’s capacity to maintain or repair such material Buyer Business Technology.

(d) With respect to Software that is Buyer Business Technology, no such Software that is owned or licensed to Buyer: (i) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent; (ii) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public; or (iii) has been (or is required to be) delivered to an escrow agent or other third Person where such Person has been (or will be) provided a copy or granted access to any source code of such Software.

(e) Buyer has implemented reasonable industry-standard disaster recovery plans designed to reasonably maintain uninterrupted operation of the Business.

(f) Buyer has taken reasonable precautions in accordance with good industry practice to preserve the security and integrity of Buyer Business Technology. Buyer has during the seven (7) years immediately preceding the date hereof taken such steps as are reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical, physical and cyber security) to ensure that Buyer’s data is reasonably protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

In the twelve (12) months prior to the date of this Agreement, to Buyer’s Knowledge, there has not been any access, use, or modification by any unauthorized Person of any Software that is Buyer Business Technology (including any data), or fraud committed by use or abuse of Buyer Business Technology.

5.24 No Broker. Buyer has not employed or made or entered into any Contract with any broker, finder or similar agent or any other Person or firm with respect to the Transactions which may result in any liability to Buyer or any Sellers.

5.25 Export Controls.

(a) Except as set forth on Schedule 5.25(a) of the Buyer Disclosure Schedules: (i) Buyer is not required to obtain any license, permit, consent, approval, authorization, registration, qualification or certification in connection with the export or re-export of any products or services to countries from the United States; and (ii) Buyer has obtained all necessary Buyer Permits from any Governmental Authorities relating to the provision, distribution and sale of products and services in the respective foreign jurisdictions in which such products and services have been distributed and sold.

(b) Buyer’s products and services are subject to the U.S. Export Controls and Anti-Terrorism and Anti-Money Laundering Laws, and Buyer has complied in all respects, and is in compliance in all respects, with all the U.S. Export Controls and Anti-Terrorism and Anti-Money Laundering Laws, including maintaining registration in good standing under the ITAR during the five (5) years immediately preceding the date hereof.

(c) At the time of shipment, Buyer has not, without grant of an export license or other Buyer Permit or authorization, exported any product, Software, technology or service to a denied or specially designated national/entity or an embargoed country under the U.S. Export Controls or Anti-Terrorism and Anti-Money Laundering Laws of the United States or any jurisdiction relevant to such export shipment.

(d) No disclosures of the U.S. Export Controls or Anti-Terrorism and Anti-Money Laundering Laws have been made by Buyer to any Governmental Authority and there is no Claim by any Governmental Authority with respect to the U.S. Export Controls or Anti-Terrorism and Anti-Money Laundering Laws that is pending or has been asserted or threatened with respect to the Business or Buyer.

5.26 Products and Services.

(a) Schedule 5.26(a) of the Buyer Disclosure Schedules sets forth a summary of the warranty expense incurred by Buyer during the twenty-four (24) months prior to the date of this Agreement. All products and services of Buyer have been in conformity with all applicable contractual commitments and express or implied warranties. No liability exists for any return Claim, warranty Claim or other obligation to provide parts and service on, or to repair or replace, any product of Buyer beyond the amounts reserved for warranty expense, if any, reflected in Buyer Financial Statements.

(b) No products of Buyer have been recalled, withdrawn or suspended at any time in the three (3) years prior to the date of this Agreement and no Claims are presently pending against Buyer seeking the recall, withdrawal, suspension or seizure of any product of Buyer or seeking to enjoin Buyer from engaging in activities pertaining to any products or services.

5.27 Anti-Corruption Laws; Anti-Terrorism and Anti-Money Laundering Laws. Buyer has during the seven (7) years immediately preceding the date hereof conducted the Business in accordance with the Anti-Corruption Laws and the Anti-Terrorism and Anti-Money Laundering Laws, and there is no, and has never been any fact or matter which might give rise to, any: (a) violation of or default; (b) order, decree or judgment of any Governmental Authority; or (c) Claim, references, notification report or decision, in each case, whether in the United Kingdom, the United States or elsewhere, with respect to any such Laws in relation to the assets or business of Buyer or any of its directors, officers, employees or agents.

5.28 Absence of Certain Business Practices. None of Buyer, any Affiliate thereof, any of their respective directors, officers, stockholders, members, and, to Buyer’s Knowledge, employees or agents or any other Person acting on behalf of Buyer has given or agreed or promised to give, directly or indirectly, any gift or similar benefit to any customer, supplier, governmental employee or other Person which: (a) could reasonably be expected to subject Buyer’s business or Buyer to any damage or penalty in any civil, criminal or governmental Claim; (b) if not given in the past, might have been reasonably expected to, individually or in the aggregate, have had a Material Adverse Effect; or (c) if not continued in the future, might be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect or which might subject Buyer or Buyer to a Claim by any private party or Governmental Authority.

5.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Buyer Disclosure Schedules, if any), none of Buyer or any Buyer Affiliate nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or any Buyer Affiliate, including any representation or warranty as to the accuracy or completeness of any information regarding the Buyer furnished or made available to Sellers and their representatives, or any representation or warranty arising from statute or otherwise in law.

Article VI
PRE-CLOSING MATTERS

6.1 Conduct of Business Prior to Closing. During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 9.1 or the Closing Date (the “Pre-Closing Period”), the Company and Buyer shall use commercially reasonable efforts to: (i) preserve intact the present business organization of the Company or of Buyer, as applicable, and each to operate its Business in the Ordinary Course of Business; (ii) maintain and preserve intact the business, assets and properties of the Company and of Buyer, as applicable; (iii) maintain existing business relationships with the employees, suppliers, distributors and customers of the Company or of Buyer, as applicable; (iv) maintain the books of account, records and files of the Company or of Buyer, as applicable, all in the Ordinary Course of Business; (v) maintain in full force and effect the insurance policies described on Schedule 4.21 of the Company Disclosure Schedules (or the renewal or replacement policies of such policies) and Schedule 5.21 of the Buyer Disclosure Schedule; and (vi) inform the other Party in writing of any event or circumstance that has or would reasonably be expected to have, a Material Adverse Effect, or which constitutes a material breach of any representation, warranty or covenant set forth herein (other than those representations and warranties that are qualified by materiality or any similar concept, of which each Party shall inform the other Party upon any breach), promptly, and in any event prior to the Closing Date and within three (3) days after the occurrence of any such event or circumstances to the Company’s Knowledge or Buyer’s Knowledge, as applicable. Except (x) as specifically contemplated by this Agreement or any documents or instruments executed in connection with the consummation of the Transactions or (y) as provided on Schedule 6.1, the Parties covenant that they shall not, absent the prior written consent of the other Party, from and after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a) issue or sell any equity securities or debt securities of the Company or Buyer, as applicable, which in the aggregate, amount to greater than ten (10) percent of the outstanding shares of the Company or Buyer, as applicable, as of the date hereof, other than (1) with respect to instruments outstanding as of the date hereof and either disclosed in public filings, in the case of the Buyer, or disclosed to the Buyer prior to the date hereof, in the case of the Company and (2) warrant(s) issuable upon exchange of the Buyer’s Series B Preferred Stock currently outstanding, which shall be exercisable (but not before Closing) into an aggregate number of shares Buyer Common Stock determined by the following formula:

[$30,000,000/$0.15 (subject to adjustment for any stock splits, dividends, or similar occurrences which take place between the date hereof and the date of issuance of such shares)] – S

Where S equals the total number of shares of Buyer Common Stock issued and outstanding as of the date of exercise, minus the Assignment Agreement Shares then issued and outstanding.

(b) directly or indirectly purchase, redeem or otherwise acquire or dispose of any stock of the Company or Buyer, as applicable;

(c) split, combine or reclassify any of the outstanding shares or classes of stock of the Company or Buyer, as applicable, other than the reverse stock split currently being contemplated by the Buyer, for which shareholder approval has been received;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or Buyer, as applicable;

(e) declare, set aside or pay any dividend or other distribution, except for the declaration and payment of any cash dividend or distribution of cash equivalents, so long as any such cash dividends or distributions are made prior to the Closing Date;

(f) incur, assume or guarantee any Debt or make any loans or advances to, any other Person, other than in the ordinary course of business and consistent with past practice, which shall be limited to the issuance of Debt which in the aggregate would not exceed $250,000, other than as specified in Section 4.5(d);

(g) subject any of the Company’s or Buyer’s assets (real, personal or mixed, tangible or intangible, including the Company Intellectual Property) to any Lien, except for Permitted Liens;

(h) permit or allow the sale, lease, license, transfer, abandonment, lapse, cancellation or disposition of any of the Company’s or Buyer’s assets (real, personal or mixed, tangible or intangible, including the Company Intellectual Property) in value greater than $10,000 in the aggregate, or disclose any Trade Secrets or other Proprietary Information, other than in the Ordinary Course of Business;

(i) make any commitments for capital expenditures that aggregate in excess of $50,000;

(j) make any amendments to the Charter or Bylaws of the Company or Buyer, as applicable;

(k) make any change in accounting methods or practices, other than as required by GAAP (with respect to Buyer) or German Accounting Standards (HGB) (with respect to the Company);

(l) enter into any partnership, limited liability company or joint venture agreement;

(m) waive or release any rights of value, or cancel, compromise, release or assign any indebtedness owed to such Party, in excess of $5,000 in the aggregate, other than in the ordinary course of business;

(n) cancel or terminate any insurance policy naming the Company or Buyer, as applicable, as a beneficiary or a loss payable payee unless the same shall be replaced with one or more insurance policies providing coverage reasonably comparable in scope and terms and Buyer has been provided with prompt written notice of such cancellation or termination;

(o) enter into any Contract by which its Business or any of the assets or properties would be bound or affected that restricts the operation of such Business or the Company’s or Buyer’s (as applicable) assets or properties, from engaging in any line of business in any geographic area or competing with any Person;

(p) terminate or make any amendment to a Company Material Contract or Buyer, as applicable, or enter into any Contract that would be a Company Material Contract or Buyer, as applicable, if it had been in effect on the date hereof;

(q) compromise, settle, grant any waiver or release relating to, or otherwise adjust, any Claim having a value in the aggregate in excess of $10,000, or that imposes non-monetary relief;

(r) take or omit to take any action which if taken or omitted prior to the date hereof would constitute a material breach of any of the representations or warranties set forth in Article IV or Article V of this Agreement, or, with respect to those representations and warranties that are qualified by materiality or any similar concept, a breach;

(s) enter into any labor or collective bargaining agreement or make any commitment or incur any liability to any labor organization relating to its employees;

(t) adopt or authorize any Company Benefit Plan or Buyer Benefit Plan, as applicable, except as may be required by any applicable Law, or: (i) establish or materially increase any benefit under any Company Benefit Plan or Buyer Benefit Plan, as applicable (except as may be required by any applicable Law) or (ii) increase or otherwise change the rate or nature of, or prepay, the compensation (including wages, salaries and bonuses), except in the ordinary course of business pursuant to existing Company Benefit Plans or Buyer Benefit Plans, as applicable, or severance, that is paid or payable to any employee; (iii) hire any employee with an annual base salary, bonus, and commission in excess of $150,000; or (iv) enter into, renew or allow the renewal of or entering into, any employment or consulting agreement;

(u) cause or permit any acceleration or delay in the collection of notes or accounts receivable of the Company or Buyer, as applicable, in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(v) cause or permit any delay or acceleration in the payment of any account payable or other liability of the Company or Buyer, as applicable, beyond or in advance of its due date or the date when such account payable or other liability would have been paid in the Ordinary Course of Business;

(w) cause or permit any material change in the prices at which any products or services of the Company or Buyer, as applicable, are sold or distributed, or any offering of any rebates, discounts, commissions, incentives or inducements for the purchase of any products or services of the Company or Buyer, as applicable, that are materially different from those rebates, discounts, commissions, incentives or inducements offered by the Company or Buyer, as applicable, in the Ordinary Course of Business; or

(x) agree or commit to do any of the foregoing.

6.2 Exclusivity. During the Pre-Closing Period, the Company and Sellers will deal exclusively with Buyer in connection with the proposed Transactions and no such Person shall take or permit any other Person on its behalf to take any action to, directly or indirectly: (a) solicit, initiate, encourage or otherwise entertain any inquiries, proposals or offers from, any Person (other than Buyer or one of its Affiliates) relating to any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, conversion, recapitalization, refinancing, liquidation or acquisition of the Company, (ii) a sale of any assets of the Company outside of the Ordinary Course of Business, (iii) a direct or indirect acquisition or purchase of any capital stock or other equity interests of the Company, or (iv) any similar transaction or business combination involving the Company (each of the above, an “Alternative Transaction”); (b) participate in any discussions or negotiations with, provide any information to, or enter into any agreement with any Person (other than Buyer or one of its Affiliates) in connection with an Alternative Transaction; or (c) accept any proposal or offer from any Person (other than Buyer or one of its Affiliates) relating to an Alternative Transaction. Sellers will promptly notify Buyer if the Company or Sellers receives any such inquiries, proposals or offers and agrees to provide Buyer with a copy of any written correspondence, subject, in each case, to the Company’s or Sellers’ respective compliance with any applicable confidentiality agreements with any Person (including the identity of such Person) in effect as of the date hereof.

6.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Sellers and the Company, on the one hand, and Buyer, on the other hand, agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary under the terms of this Agreement or under applicable Laws, or as may be advisable or reasonably requested by the other Party or Parties, as applicable, in order to consummate the Transactions. Neither the Company nor Sellers, on the one hand, nor Buyer, on the other hand, shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party or which would result in any representation or warranty herein contained of such Party being untrue in any material respect. Without limiting the generality of the foregoing, the Parties agree to take all commercially reasonable actions necessary in order to obtain any consent or approval of any third party, including any Governmental Authority, which is required in connection with this Agreement or any of the Transactions, and during the Pre-Closing Period, Sellers and the Company shall use their commercially reasonable efforts to satisfy the conditions to Closing set forth in Section 3.2.

6.4 Mutual Cooperation. Subject to the following sentence, each of the Parties shall use its commercially reasonable efforts to: (a) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Claim initiated by a private party; and (b) keep the other Party informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to any Governmental Authority and of any communication received or given in connection with any Claim by a private party, in each case regarding any of the Transactions. Nothing contained in this Agreement shall require or obligate any Party to divest, restrict, alter or otherwise bind the use, ownership or operation, as applicable, of its businesses, operations, organization or assets.

6.5 Access to Information; Financial Statements. Prior to the Closing, Sellers and the Company shall permit Buyer and its representatives to have reasonable access (at reasonable times determined by the Company, on reasonable prior notice and in a manner so as not to interfere with the normal business operations of the Company) to the properties, books, contracts and other records and documents of the Company.

Article VII
TAX MATTERS AND POST-CLOSING MATTERS

7.1 [Intentionally omitted.]

7.2 Conduct of Business with Respect to Taxes. During the Pre-Closing Period:

(a) Except as specifically contemplated by this Agreement or any documents or instruments executed in connection with the consummation of the Transactions or except as required by applicable Law, the Company shall not: (i) make, revoke or amend any Tax election; (ii) change any annual accounting period; (iii) adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or HGB); (iv) file any amended Tax Returns; (v) sign or enter into any closing agreement or settlement agreement with respect to, or compromise, any Claim or assessment of any Tax liability; (vi) surrender any right to claim a refund, offset or other reduction in liability; or (vii) consent to any extension or waiver of the limitations period applicable to any Claim or assessment, in each case, with respect to Taxes; in each case, without the prior consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed; and

(b) The Company shall: (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice of the Company, except as required by applicable Law; (ii) timely pay all Taxes due and payable by the Company; and (iii) promptly notify Buyer of any income, franchise or similar (or other material) Tax Claim, investigation or audit pending against the Company (or any significant developments with respect to any ongoing Tax Claim, investigation or audit pending against the Company).

7.3 Cooperation on Tax Matters. Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company relating to any Pre-Closing Tax Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company relating to any Pre-Closing Tax Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Tax Periods and Straddle Periods.

7.4 Preparation and Filing of Pre-Closing Period Tax Returns for the Company. Buyer shall, at its own cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed after the Closing Date by or on behalf of the Company. All such Pre-Closing Period Tax Returns shall be prepared in accordance with applicable Law and in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. Neutral Arbitrator.

7.5 Preparation and Filing of Straddle Period Tax Returns for the Company . Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns (including amended Straddle Period Tax Returns) required to be filed by the Company. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law.

7.6 Further Assurances

7.7 . From and after the Closing, as and when required by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting Party’s expense, all such further or other actions, as any other Party may reasonably deem necessary or desirable to consummate the Transactions.

7.7 Post-Closing Note. Following the Closing, Buyer agrees to be bound by all the terms of each Post-Closing Note.

ARTICLE VIII

INDEMNIFICATION

8.1 In the event the Buyer suffers or incurs any losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (“Losses”) as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company herein or (b) any action instituted against the Buyer or its respective affiliates, by any stockholder of Company, with respect to any aspect of this Agreement, or if any third party action shall be brought against Buyer or its respective affiliates in respect of which indemnity may be sought pursuant to this Agreement, the Buyer shall promptly (but in any event within ten (10) days after becoming aware of such action) notify the Company in writing.  The amount of any Losses shall be deducted from the Aggregate Value as set forth in the Series C Preferred Stock.

8.2 Notwithstanding anything to the contrary contained herein, except for claims for fraud in connection with the consummation of the transactions contemplated by this Agreement, the following limitations shall apply to the Buyer’s right to indemnification under this Article VIII.

(a) Buyer shall not be entitled to any indemnification for Losses until the aggregate amount of Losses incurred by Buyer has reached $300,000, at which time Buyer shall only be entitled to be indemnified for all Losses in excess of such amount.

(b) In no event shall Buyer be entitled to make any claim for indemnification after the 180th day following the Closing Date. If Buyer makes a claim for indemnification prior to such expiration date, the Company shall have a period of 30 days to cure the problem giving rise to the claim to the Buyer’s reasonable satisfaction.

(c) The maximum aggregate amount by which the Aggregate Value may be reduced shall be limited to $4,500,000.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By the mutual written consent of Buyer and the Company;

(b) By the Company (if the Company is not then in breach of any material term of this Agreement), if Buyer shall: (i) fail to perform in any material respect its agreements contained in this Agreement required to be performed on or prior to the Closing Date; or (ii) materially breaches any of its representations, warranties or covenants contained in this Agreement, which failure or breach is not cured within twenty (20) days after the Company shall have notified Buyer in writing of its intent to terminate this Agreement pursuant to this Section 9.1(b);

(c) By the Company, upon written notice to Buyer, if the Closing has not occurred on or before December 31, 2019 for any reason other than delay or nonperformance of the Company;

(d) By Buyer (if Buyer is not then in breach of any material term of this Agreement), if Company shall: (i) fail to perform in any material respect their or its agreements contained in this Agreement required to be performed on or prior to the Closing Date, other than as provided in Section 3.1(g); or (ii) materially breach any of its representations, warranties or covenants contained in this Agreement, which failure or breach is not cured within twenty (20) days after Buyer has notified Company in writing of Buyer’s intent to terminate this Agreement pursuant to this Section 9.1(d);

(e) By Buyer, upon written notice to the Company, if the Closing has not occurred on or before December 31, 2019 for any reason other than delay or nonperformance of Buyer and only in the event that Company has either caused, or not cured within twenty days, the reason for Buyer exercising its right to terminate this Agreement pursuant to this Section 9.1;

(f) By the Company, on the one hand, or by Buyer, on the other hand, if there shall be any final, non-appealable, order, writ, injunction or decree of any Governmental Authority of competent jurisdiction binding on Sellers or the Company, or on Buyer, which prohibits or restrains such other Person from consummating the Transactions; or

(g) By either Buyer or the Company, without liability to Buyer, Company or any Seller, if (i) by the 90th day following the date first written above, the Company has not obtained executed Assignment Agreements from Sellers holding an aggregate of fifty-one percent (51%) of the issued and outstanding WaveTech Shares, or (ii) by March 31, 2020, the Company has not obtained executed Assignment Agreements from Sellers holding an aggregate of ninety percent (90%) of the issued and outstanding WaveTech Shares (including the WaveTech Shares referred to in (i) in of this Section 9.1(g)).

9.2 Effect on Obligations. In the event of the termination of this Agreement pursuant to Section 9.1, no Party will have any liability under this Agreement to any other Party, except that: (a) nothing herein shall relieve any Party from any liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement (except with respect to a termination pursuant to Section 9.1(g)); (b) the provisions of this Section 9.2 shall survive such termination; (c) in the event of a termination by the Company, Company shall reimburse the Buyer for its legal fees associated with the transactions contemplated by this Agreement, in an amount not to exceed $100,000; and (d) in the event of a termination by the Buyer, Buyer shall reimburse the Company for its legal fees associated with the transactions contemplated by this Agreement, in an amount not to exceed $100,000.

ARTICLE X
MISCELLANEOUS

10.1 Costs. Regardless of whether the Transactions are consummated, except as otherwise provided in this Agreement, each Party shall be responsible for, and shall bear, its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with this Agreement and the Transactions.

10.2 Notices. Any notice or other communication required or which may be given hereunder shall be ineffective unless given in writing and shall be deemed duly given: (a) when delivered in person; (b) when transmitted via electronic mail (with such notice included as a scanned PDF attachment) or when transmitted via telecopy (or other facsimile device) to the email address or number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid); (c) the day following the date on which the same has been delivered with charges prepaid to a reputable national overnight air courier service; or (d) the fifth (5th) calendar day following the day on which the same is mailed by certified (with the sender’s receipt postmarked by a postal employee), registered (in either case, with a copy by ordinary first class mail) or express mail, postage prepaid. All notices or other communications shall be given to the intended recipient as follows:

If to the Company prior to the Closing Date:

Wavetech GmbH.

Marie-Curie-Str. 5

Rheinbach, Germany

Email: post@wavetech.de

With a copy (which shall not constitute notice or such other communication) to:

Doerner, Saunders, Daniel & Anderson, LLP

Two West Second Street, Suite 700

Tulsa, OK 74103

Attn: H. Wayne Cooper

Email: hwcooper@dsda.com

If to Buyer, then to:

Spectrum Global Solutions, Inc.

300 Crown Oak Centre Drive

Longwood, FL 32750

Email: khayter@spectrumgs.com

Fax: (407) 260-0749

With a copy (which shall not constitute notice or such other communication) to:

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: M. Ali Panjwani

Email: apanjwani@pryorcashman.com

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by notice hereunder.

10.3 Entire Agreement. This Agreement, together with all Schedules (as amended) and Exhibits attached hereto collectively constitute the entire agreement among the Parties concerning the subject matter hereof and supersede any and all prior written agreements and any and all prior or contemporaneous oral agreements or understandings relating to the subject matter hereof. All negotiations among or between any of the Parties are superseded by the documents set forth in the first sentence of this Section 0, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the Parties other than those expressly set forth or expressly incorporated herein.

10.4 Waivers and Amendments. Except as otherwise provided herein, this Agreement may not be amended, modified, superseded, canceled, renewed or extended, nor may any term or condition hereof be waived, except by a written instrument or document, which states that it is amending, modifying, superseding, cancelling, renewing, extending, or waiving a term or condition of, this Agreement, as the case may be, signed by Buyer and Sellers or, in the case of a waiver, signed by the Party sought to be charged therewith. No waiver by any Party of the breach of any provision hereof shall be deemed to constitute a waiver of any continuing or subsequent breach of such provision or any other provision hereof. No failure or delay by any Party in exercising any right, power, privilege or remedy hereunder will operate as a waiver thereof.

10.5 Binding Effect; Assignment. Except as provided below, this Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and personal representatives, except that no assignment of all or any part of this Agreement or any right or obligation hereunder may be assigned by any Party without the prior written consent of all other Parties (which consent may be withheld in the sole discretion of such other parties), and any attempted assignment without such consent shall be void and of no force or effect. Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder to any Affiliate without the prior approval of Sellers and, prior to the Closing, the Company, but any such assignment by Buyer shall not relieve Buyer from its obligations to the Company (prior to the Closing) and Sellers hereunder.

10.6 No Rescission. No Party shall be entitled to rescind the Transactions by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

10.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws. The United Nations Convention on Contracts for International Sales of Goods shall not apply to this Agreement. Furthermore, the Parties expressly disclaim any application of the Uniform Computer Information Transactions Act, as may be adopted by any State, to this Agreement.

10.8 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity. Each Party agrees to waive the defense that a remedy at law would be adequate in any action for specific performance under this Section 10.8.

10.9 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, FOR ITSELF, HIMSELF OR HERSELF AND FOR ITS, HIS OR HER AFFILIATES, SUCCESSORS AND ASSIGNS, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

10.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.11 Agreement Severable. This Agreement shall be deemed to be severable, so that if the application of any provision (or any portion thereof) hereof to any Person or circumstances shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all remaining provisions hereof shall continue to remain valid and in full force and effect in accordance with their terms, so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid, illegal or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.12 Counterparts. This Agreement may be executed and delivered in any number of counterparts (and delivered by facsimile, electronic mail or other electronic exchange), each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected on this Agreement as the signatories.

10.11 No Third Party Beneficiaries. Except as set forth in Section [ ], this Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnitees and their respective heirs, representatives, successors and permitted assigns.

10.12 Public Announcements. None of Buyer, the Company, or Sellers (or any of their respective Affiliates) shall make any public announcement or communication or issue any circular in connection with the existence or the subject matter of this Agreement without the prior written approval of all the other Parties (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that the Parties have agreed to the text of the joint press release announcing the signing of this Agreement. The restriction in this Section 0 shall not apply to the extent that the public announcement, communication or circular is required by applicable Law including the rules applicable to companies listed on the main list of the London Stock Exchange, in which case, to the extent practicable, the Parties hereby agree to use commercially reasonable efforts to reach mutual agreement on disclosure language prior to Buyer’s making any such disclosure.

10.13 Dispute Resolution. EXCEPT AS OTHERWISE PROVIDED HEREIN, ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK WILL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY KNOWINGLY AND WILLING CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK, TO THE EXCLUSION OF ANY OTHER COURTS. TO THAT END, EACH OF THE PARTIES HERETO: (I) WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM; AND (II) AGREES THAT SERVICE OF PROCESS TO ITS, HIS OR HER ADDRESS AS IN EFFECT FROM TIME TO TIME PURSUANT TO SECTION 10.2 SHALL BE AND CONSTITUTE GOOD, VALID, AND SUFFICIENT SERVICE OF PROCESS ON SUCH PARTY AND ITS, HIS OR HER AFFILIATES.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF and intending to be legally bound hereby, the Parties have executed this Share Purchase Agreement as of the date first set forth above.

COMPANY:

WAVETECH GmbH.

By:	/s/ Dag Valand
Name:	Dag Valand
Title:	Managing Director

BUYER:

SPECTRUM GLOBAL SOLUTIONS, INC.

By:	/s/ Roger M. Ponder
Name:	Roger M. Ponder
Title:	Chairman and CEO